Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and between

NATIONAL COMMERCE CORPORATION

(a Delaware corporation)

and

PRIVATE BANCSHARES, INC.

(a Georgia corporation)

Dated as of

August 30, 2016

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of August 30, 2016, by and between National Commerce Corporation (“NCC”), a corporation organized and existing under the Laws of the State of Delaware, with its principal office in Birmingham, Alabama, and Private Bancshares, Inc. (“PBI”), a corporation organized and existing under the Laws of the State of Georgia, with its principal office in Atlanta, Georgia.

Preamble

The respective Boards of Directors of NCC and PBI have determined that the transactions described herein are in the best interests of the Parties and their respective stockholders. This Agreement provides for the acquisition of PBI by NCC pursuant to the merger of PBI with and into NCC (the “Merger”). At the effective time of the Merger, and except as provided herein, the outstanding shares of the capital stock of PBI shall be converted into the right to receive shares of common stock of NCC or, at the election of the stockholders of PBI, into cash (subject to the requirements and limitations set forth herein).

The transactions described in or otherwise contemplated by this Agreement are subject to, among other things: (i) the filing by NCC and the effectiveness of a registration statement with respect to the shares of common stock of NCC to be issued to stockholders of PBI in the Merger; (ii) the approval of the stockholders of PBI; (iii) the approval of, notice to and/or waiver of the Federal Reserve Board, the OCC and the Georgia Department of Banking and Finance; and (iv) the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that, for federal income tax purposes, the Merger and the Bank Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the IRC.

Certain capitalized terms used but not otherwise defined in this Agreement are defined in Section 11.1 of this Agreement.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants and agreements set forth herein, the parties agree as follows:

Article 1
Transaction and Terms of Merger

1.1     The Merger.      Subject to the terms and conditions of this Agreement, at the Effective Time, PBI shall be merged with and into NCC in accordance with the provisions of Section 252 of the DGCL and Section 14-2-1107 of the OCGA. At the Effective Time, the separate corporate existence of PBI shall cease. NCC shall be the surviving corporation resulting from the Merger (the “Surviving Corporation”) and shall continue to be governed by the DGCL. The Merger will be consummated pursuant to the terms of this Agreement, which has been unanimously approved and adopted by the respective Boards of Directors of NCC and PBI.

1.2     Time and Place of Closing.      The place of the Closing shall be at the offices of Maynard, Cooper & Gale, P.C., Birmingham, Alabama, or such other place as may be mutually agreed upon by the Parties. Subject to the terms and conditions of this Agreement, unless otherwise mutually agreed upon in writing by the chief executive officers of NCC and PBI, the Closing will take place at 9:00 a.m. Central Time on the last Business Day of the month in which the closing conditions set forth in Article 9 below (other than those conditions that are to be satisfied at the Closing) have been satisfied or waived pursuant to Section 11.4 of this Agreement (the date of such Closing, the “Closing Date”).

1.3     Effective Time. Subject to the terms and conditions of this Agreement and the occurrence of the Closing, the Merger shall become effective: (a) on the date and at the time that the later of the following shall occur: (i) the Certificate of Merger required by the DGCL (the “Certificate of Merger”) shall be accepted for filing by the Secretary of State of Delaware, and (ii) the Articles of Merger required by the OCGA (the “Articles of Merger”) shall be accepted for filing by the Secretary of State of Georgia; or (b) on such date and at such time subsequent to the date and time established pursuant to subsection 1.3(a) above as may be specified by the Parties in the Certificate of Merger and Articles of Merger (provided that such subsequent date and time shall not be later than a time on the 30th day after the date that the Certificate of Merger is filed) (such time is hereinafter referred to as the “Effective Time”). Unless the chief executive officers of NCC and PBI otherwise mutually agree in writing, the Parties shall use their commercially reasonable efforts to cause the Effective Time to occur on the Closing Date.

1.4     Voting Agreements. Concurrently with the execution and delivery of this Agreement and as a material condition hereto, each member of the PBI Board and certain executive officers of PBI are entering into Shareholder Voting Agreements with NCC whereby, among other things, such Persons have agreed, upon the terms and subject to the conditions set forth therein, to vote all of the shares of PBI Common Stock owned by them in favor of this Agreement and the Merger and to support actions necessary to consummate the Merger and the Bank Merger.

1.5     Merger of Bank Subsidiaries. At the later of the Effective Time or such time as provided in Section 8.13, Private Bank of Buckhead, a Georgia state-chartered bank and wholly owned subsidiary of PBI (“Private Bank”) will be merged (the “Bank Merger”) with and into National Bank of Commerce, a national banking association and wholly owned subsidiary of NCC (“NBC”), with NBC as the surviving association, upon the terms and with the effect set forth in an agreement and plan of merger (the “Bank Merger Agreement”) in substantially the form attached hereto as Exhibit A.

Article 2
Effect of Merger

2.1     Certificate of Incorporation and Bylaws. The Certificate of Incorporation of NCC in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation immediately after the Effective Time, unless and until amended in accordance with applicable Law. The Bylaws of NCC in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation immediately after the Effective Time, unless and until amended in accordance with applicable Law.

2.2     Officers and Directors. The directors of the Surviving Corporation immediately following the Effective Time shall consist of the directors of NCC immediately prior to the Effective Time, and such directors shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. NCC shall take any and all steps required under its Certificate of Incorporation and Bylaws to increase the size of the NCC Board as of the Effective Time and to appoint the PBI Designee, effective as of the Effective Time, to fill such vacancy. Thereafter, NCC agrees to include the PBI Designee in its recommended slate of nominees for election as a director at each of its first and second annual meetings of stockholders following the Effective Time. Nothing in this Section 2.2 shall require NCC to elect, appoint, nominate or recommend the PBI Designee for election to the NCC Board if he or she shall become the subject of a Disqualification; provided, however, that if the PBI Designee becomes the subject of a Disqualification prior to the Effective Time, NCC shall select a substitute PBI Designee. The officers of the Surviving Corporation immediately following the Effective Time shall consist of the officers of NCC immediately prior to the Effective Time, and such officers shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

2.3     Effect of Merger. At the Effective Time, the Merger shall have the effect set forth in Sections 259 and 261 of the DGCL and the comparable provisions of the OCGA. Without limiting the generality of the foregoing, all rights, franchises and interests of PBI and NCC in and to every type of property (real, personal and mixed) and choses in action shall be transferred to and vested in the Surviving Corporation by virtue of the Merger without any deed or other transfer. The Surviving Corporation shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee and receiver, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by PBI and NCC at the Effective Time. All Liabilities and obligations of PBI and NCC shall be deemed to have been assumed by the Surviving Corporation, and the Surviving Corporation shall be bound thereby in the same manner and to the same extent as each of PBI and NCC was so bound at the Effective Time.

Article 3
Conversion of constituents’ CAPITAL STOCK

3.1     Manner of Converting Shares. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any further action on the part of NCC, PBI or the holders of any shares of capital stock thereof, the shares of capital stock and rights and options to acquire shares of capital stock of the constituent corporations shall be converted as follows:

(a)     NCC Capital Stock. Each share of capital stock of NCC issued and outstanding immediately prior to the Effective Time shall continue to be an issued and outstanding share of the capital stock of the Surviving Corporation from and after the Effective Time.

(b)     PBI Common Stock Held by Parties. Each share of PBI Common Stock issued and outstanding immediately before the Effective Time that is owned, directly or indirectly, by any PBI Company or any NCC Company (other than shares of PBI Common Stock held in trust accounts (including grantor or rabbi trust accounts), managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and other than shares of PBI Common Stock held, directly or indirectly, in respect of a debt previously contracted) shall be cancelled and shall cease to exist at the Effective Time without any conversion thereof, and no shares of NCC Common Stock, cash or other consideration shall be delivered in exchange therefor.

(c)     Exchange Ratio for PBI Common Stock. Subject to Section 3.2 below, each share of PBI Common Stock issued and outstanding immediately prior to the Effective Time (excluding (i) shares cancelled pursuant to Section 3.1(b) above, (ii) Cash Election Shares described in Section 3.1(d) below, and (iii) shares held by stockholders who perfect their dissenters’ rights of appraisal as provided in Section 3.3 below) shall cease to be outstanding and shall be converted into and exchanged for the right to receive 0.85417 shares of NCC Common Stock (the “Exchange Ratio”).

(d)     Cash Election Shares.

(i)     Holders of PBI Common Stock shall be provided with an opportunity to elect to receive cash consideration in lieu of receiving NCC Common Stock in the Merger, in accordance with the election procedures set forth below. Holders who elect to receive cash in lieu of exchanging their shares of PBI Common Stock for NCC Common Stock as specified below shall receive $20.50, without interest thereon (the “Per Share Cash Consideration”) for each share of PBI Common Stock that is so converted (each, a “Cash Election Share”). Notwithstanding the preceding sentence or anything in this Agreement to the contrary, the aggregate number of Cash Election Shares shall be equal to, as nearly as practicable, but shall not exceed 405,891 (the “Cash Election Share Limitation”), and the aggregate cash consideration to be paid in respect of such Cash Election Shares (excluding, for purposes of clarity, amounts paid or payable to holders of Dissenting Shares) shall be equal to, as nearly as practicable, but shall not exceed $8,320,766 (the “Total Cash Amount”). However, if the aggregate number of Cash Election Shares exceeds the Cash Election Share Limitation, then at NCC’s sole option and election by written notice to PBI, the Cash Election Share Limitation may be increased to a maximum of 541,188 and the Total Cash Amount may be increased to a maximum of $11,094,354. Subject to the foregoing limitation and the proration procedures set forth in Section 3.1(d)(v), at the Effective Time, each Cash Election Share shall cease to be outstanding and shall be converted into and exchanged for the right to receive the Per Share Cash Consideration.

(ii)     The Exchange Agent shall mail an election form in such form as NCC and PBI shall mutually agree (the “Election Form”) with or following the issuance of the Proxy Statement/Prospectus, to each holder of record of PBI Common Stock. Each Election Form shall permit a holder (or the beneficial owner through appropriate and customary documentation and instructions) of PBI Common Stock to elect to receive cash with respect to all or a portion of such holder’s PBI Common Stock, subject to the Cash Election Share Limitation in Section 3.1(d)(i) above and the proration procedures set forth in Section 3.1(d)(v).

(iii)     Any shares of PBI Common Stock with respect to which the holder shall not have submitted to the Exchange Agent an effective, properly completed Election Form prior to 5:00 p.m. Eastern Time on the day before the PBI Stockholders’ Meeting (or such other time and date as NCC and PBI may mutually agree) (the “Election Deadline”), and any shares of PBI Common Stock with respect to which the holder shall have submitted an Election Form prior to the Election Deadline but with respect to which such holder shall have elected not to receive cash, shall, subject to the proration procedure in subsection (v) below, be converted into NCC Common Stock at the Effective Time as set forth in, and subject to, Section 3.1(c) above (all such shares described in this subsection (iii) being referred to as “Stock Election Shares”).

(iv)     Any Election Form may be revoked or amended by the Person submitting such Election Form at or prior to the Election Deadline. In the event that an Election Form is revoked and a replacement Election Form therefor is not submitted prior to the Election Deadline, the shares of PBI Common Stock represented by such Election Form shall become Stock Election Shares. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decision of the Exchange Agent regarding such matters shall be binding and conclusive. Neither NCC nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

(v)     Within five (5) Business Days after the Election Deadline, unless the Effective Time has not yet occurred, in which case as soon thereafter as practicable, the allocation among the holders of PBI Common Stock in accordance with the Election Forms shall be effected by the Exchange Agent as follows:

(A)     Cash Elections More Than the Total Cash Amount. If the aggregate amount of cash that would be paid upon conversion in the Merger of the Cash Election Shares (the “Potential Cash Payment”) is greater than the Total Cash Amount, then:

(1)     the number of Cash Election Shares designated by each holder of PBI Common Stock who properly submitted an Election Form shall be automatically reduced to that number of shares equal to the product of (i) the number of such holder’s Cash Election Shares designated in the Election Form and (ii) a fraction, the numerator of which is the Cash Election Share Limitation, and the denominator of which is the aggregate number of Cash Election Shares designated in all Election Forms;

(2)     each Cash Election Share remaining after adjustment pursuant to subsection (1) above shall be converted into the right to receive the Per Share Cash Consideration pursuant to Section 3.1(d)(i);

(3)     each share of PBI Common Stock that would have been a Cash Election Share but for the adjustment pursuant to subsection (1) above shall automatically be deemed to be a Stock Election Share; and

(4)     each Stock Election Share, including those so designated pursuant to subsection (3) above, shall be converted into the right to receive NCC Common Stock pursuant to Section 3.1(c).

(B)     Cash Elections Less Than the Total Cash Amount. If the Potential Cash Payment is less than the Total Cash Amount, then:

(1)     the Exchange Agent shall select first from among the Stock Election Shares that obtained such status because the holders thereof did not submit an effective, properly completed Election Form by the Election Deadline, by a pro rata selection process, and then (if necessary) from among the remaining Stock Election Shares, by a pro rata selection process, a sufficient number of Stock Election Shares to instead receive the Per Share Cash Consideration such that the aggregate cash amount that will be paid in the Merger equals as closely as practicable but does not exceed the Total Cash Amount, and each share of PBI Common Stock that would have been a Stock Election Share but for the adjustment pursuant to this subsection (1) shall automatically be deemed to be a Cash Election Share. The pro rata selection process to be used by the Exchange Agent shall consist of such equitable proration processes as shall be mutually determined by NCC and PBI before the Effective Time;

(2)     each Cash Election Share, including those so designated pursuant to subsection (1) above, shall be converted into the right to receive the Per Share Cash Consideration pursuant to Section 3.1(d)(i); and

(3)     each Stock Election Share remaining after the adjustment process pursuant to subsection (1) above shall be converted into the right to receive NCC Common Stock pursuant to Section 3.1(c).

(C)     Cash Elections Equal to the Total Cash Amount. If the Potential Cash Payment is equal or nearly equal (as determined by the Exchange Agent) to (but in no event in excess of) the Total Cash Amount, then subsections (A) and (B) above shall not apply and:

(1)     each Cash Election Share shall be converted into the right to receive the Per Share Cash Consideration pursuant to Section 3.1(d)(i); and

(2)     each Stock Election Share shall be converted into the right to receive NCC Common Stock pursuant to Section 3.1(c).

(e)     PBI Options. At the Effective Time, each outstanding and unexercised option to purchase shares of PBI Common Stock pursuant to the PBI Stock Option Plan (each, an “PBI Option”) will cease to represent an option to purchase PBI Common Stock and will be converted automatically into an option to purchase NCC Common Stock (each, an “NCC Option”), and NCC will assume the PBI Stock Option Plan and each PBI Option subject to its terms, including any acceleration in vesting that will occur as a consequence of the Merger according to the instruments governing such PBI Option; provided, however, that after the Effective Time:

(i)      the number of shares of NCC Common Stock purchasable upon exercise of each PBI Option will equal the product of (A) the number of shares of PBI Common Stock that were purchasable under the PBI Option immediately before the Effective Time and (B) the Exchange Ratio, rounded to the nearest whole share;

(ii)      the per share exercise price for each PBI Option will equal the quotient obtained by dividing (A) the per share exercise price of the PBI Option in effect immediately before the Effective Time by (B) the Exchange Ratio, rounded to the nearest cent; and

(iii)      where the context so requires, all references to PBI shall be deemed to be references to NCC and its Subsidiaries, and all references to the PBI Board (or the Compensation Committee thereof) shall be deemed to be references to the NCC Board (or the Compensation Committee thereof).

Shares of PBI Common Stock issued to the holder of a PBI Option pursuant to the valid exercise thereof after the Election Deadline but prior to the Effective Time shall, automatically by virtue of this Agreement and without any action on the part of the holder thereof, be deemed Stock Election Shares and converted into the right to receive the form of consideration with respect thereto determined in accordance with Section 3.1(d).

Notwithstanding the foregoing, each PBI Option that is intended to be an “incentive stock option” (as defined in Section 422 of the IRC) will be adjusted in accordance with the requirements of Section 424 of the IRC. As soon as practicable after the Effective Time, NCC shall file a Registration Statement on Form S-8 (or any successor or other appropriate forms) with the SEC, with respect to the shares of NCC Common Stock subject to converted or substitute PBI Options and shall use its reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses associated therewith) for so long as such converted or substitute PBI Options remain outstanding. Subject to the foregoing, the PBI Stock Option Plan shall be frozen as of the Effective Time such that no additional options shall be available or granted thereunder following the Effective Time.

(f)     PBI Warrants. No PBI Warrants, whether or not vested or exercisable, will be assumed by any NCC Company or converted into an option or warrant to purchase NCC Common Stock. Concurrently with the execution of this Agreement, PBI shall cause each holder of a PBI Warrant to enter into an amendment to such holder’s PBI Warrant Agreement that provides for the termination of the PBI Warrant and associated PBI Warrant Agreement immediately prior to the Effective Time in the event that the Effective Time occurs prior to any other event of termination set forth in such PBI Warrant Agreement. With respect to all PBI Warrants that are not PBI Capital Warrants, upon any such termination the PBI Warrants shall no longer be exercisable, shall be forfeited in their entirety, and shall not be assumed by any NCC Company or converted into the right to receive shares of PBI Common Stock, NCC Common Stock, cash or other consideration. With respect to PBI Capital Warrants only, if such PBI Capital Warrant has not been previously exercised or terminated but is terminated immediately prior to, and as a result of the occurrence of, the Effective Time pursuant to the amendment referenced above, then upon such termination such PBI Capital Warrant shall be automatically at the Effective Time be converted into and exchanged for the right to receive 0.4375 shares of NCC Common Stock (the “PBI Capital Warrant Conversion Ratio”) for each share of PBI Common Stock subject to such PBI Capital Warrant. Such shares of NCC Common Stock will be issued as soon as practicable after the Effective Time upon the surrender of such PBI Capital Warrants pursuant to a process to be implemented by NCC and the Exchange Agent, with such process to be substantially similar to the process provided for in Section 4.1 pertaining to the exchange of certificates representing PBI Common Stock for merger consideration. Shares of PBI Common Stock issued to the holder of a PBI Warrant pursuant to the valid exercise thereof after the Election Deadline but prior to the Effective Time shall, automatically by virtue of this Agreement and without any action on the part of the holder thereof, be deemed Stock Election Shares and converted into the right to receive the form of consideration with respect thereto determined in accordance with Section 3.1(d).

(g)     PBI Restricted Stock Units. In accordance with the terms of the PBI Restricted Stock Unit Plan, each PBI Restricted Stock Unit that is outstanding immediately prior to the Effective Time shall, by virtue of this Agreement and without any action on the part of the holder thereof, become fully vested and shall be certificated by PBI and treated as an outstanding share of PBI Common Stock for purposes of this Agreement, which, for purposes of the election procedures set forth in Section 3.1(d), shall be deemed outstanding and of record at the time such election materials are provided to holders of record of PBI Common Stock and shall, without duplication, receive the form of consideration with respect thereto determined in accordance with Section 3.1(d), less applicable withholding Taxes; provided, however, that, with respect to any PBI Restricted Stock Unit that constitutes “deferred compensation” within the meaning of Section 409A of the IRC, such conversion and settlement shall occur on the date that it would otherwise occur under the applicable award agreement absent the application of this Section 3.1(g) to the extent necessary to avoid the imposition of any penalty or other Taxes under Section 409A of the IRC.

(h)     Maximum Shares of NCC Common Stock. Assuming that (i) there are no PBI Dissenting Shares, (ii) there is no adjustment to the Exchange Ratio pursuant to Section 3.2 below, (iii) the number of Cash Election Shares equals the Cash Election Share Limitation, (iv) the holders of PBI Options exercise all of the PBI Options and/or all of the NCC Options, as the case may be (and do so by paying the exercise price in cash), (v) the holders of PBI Warrants exercise all of the PBI Warrants prior to the Effective Time (and do so by paying the exercise price in cash), and (vi) all of the PBI Restricted Stock Units that are outstanding as of the date of this Agreement are converted into Stock Election Shares (subject to the proration procedures set forth in Section 3.1(d)(v)), then the holders of PBI Common Stock, the holders of PBI Options, the holders of PBI Warrants, and the holders of PBI Restricted Stock Units shall have the right to receive, in the aggregate, a maximum of 1,964,633 shares of NCC Common Stock as a result of the Merger.

3.2     Anti-Dilution Provisions. If NCC changes the number of shares of NCC Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, reverse stock split, stock dividend or similar recapitalization with respect to such stock and the record date therefor is prior to the Effective Time, then the Exchange Ratio and the PBI Capital Warrant Conversion Ratio shall be proportionately adjusted as needed to preserve the relative economic benefit to the Parties provided for in Section 3.1(c) and Section 3.1(f), respectively.

3.3     PBI Dissenting Stockholders. Notwithstanding the provisions of Section 3.1 or anything in this Agreement to the contrary, shares of PBI Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by a holder who properly dissents from the Merger (“Dissenting Shares”) when and in the manner required by Sections 14-2-1301 et seq. of the OCGA (the “Dissenter Provisions”) shall not be treated as Stock Election Shares or Cash Election Shares and shall not be converted into the right to receive either shares of NCC Common Stock or the Per Share Cash Consideration, but instead the holder of such Dissenting Shares shall be entitled to payment of the fair value thereof in accordance with the Dissenter Provisions. At the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist or be outstanding, and the holder thereof shall cease to have any right with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the Dissenter Provisions; provided, however, that no payment shall be made with respect to any Dissenting Shares unless and until the holder thereof shall have complied with the applicable provisions of the Dissenter Provisions and surrendered to the Surviving Corporation the certificate or certificates representing the Dissenting Shares for which payment is to be made. If any holder of shares of PBI Common Stock shall have failed to perfect such holder’s right to receive, or shall have effectively waived, withdrawn, lost or forfeited any right to demand or receive, the fair value of such PBI Common Stock under the Dissenter Provisions, then such holder’s shares of PBI Common Stock shall thereupon be deemed and treated as if they had, at the Effective Time, been Stock Election Shares and converted into the right to receive shares of NCC Common Stock in accordance with Section 3.1(c), subject to the proration adjustment process in Section 3.1(d)(v). PBI shall give NCC (i) prompt notice of any written notices of any holder’s intent to demand payment or exercise appraisal rights in respect of any shares of PBI Common Stock, withdrawals or attempted withdrawals of such notices and any other notices or instruments served pursuant to the Dissenter Provisions and received by PBI relating to any attempted, purported or actual exercise of appraisal rights and (ii) the opportunity to participate in, direct and control all discussions, negotiations and proceedings with respect to the exercise of such appraisal rights under the Dissenter Provisions. Each holder of Dissenting Shares that becomes entitled, pursuant to the Dissenter Provisions, to payment for any Dissenting Shares shall receive payment therefor from the Surviving Corporation (but only after the amount thereof shall have been agreed upon or at the times and in the amounts required by the Dissenter Provisions). PBI shall not, except with the prior written consent of NCC, voluntarily make any payment with respect to, or settle or offer to settle, any demand for payment by a holder of Dissenting Shares. Nothing contained in this Section 3.3 shall in any way limit the right of NCC to terminate this Agreement and abandon the Merger under Section 10.1(i).

3.4     Fractional Shares. Fractional shares of NCC Common Stock shall not be issued upon the surrender of certificates representing PBI Common Stock for exchange or upon the surrender of PBI Capital Warrants for exchange; no dividend or distribution with respect to NCC Common Stock shall be payable on or with respect to any fractional share; and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of NCC. In lieu of any such fractional share, NCC shall pay to each former stockholder of PBI or former holder of a PBI Capital Warrant who otherwise would be entitled to receive a fractional share of NCC Common Stock an amount in cash (without interest) equal to the product of (i) the Average Quoted Price multiplied by (ii) the fraction of a share of NCC Common Stock to which such holder would otherwise be entitled.

Article 4
exchange of shares

4.1     Exchange Procedures. Promptly (and within five (5) Business Days) after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to the former stockholders of PBI (including former holders of PBI Restricted Stock Units immediately prior to the Effective Time) appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of PBI Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). After completion of the allocation procedure set forth in Section 3.1(d)(v) and upon surrender of a certificate or certificates for exchange and cancellation to the Exchange Agent (such shares to be free and clear of all liens, claims and encumbrances), together with a properly executed letter of transmittal, the holder of such certificate or certificates shall be entitled to receive promptly thereafter in exchange therefor: (a) that number of whole shares of NCC Common Stock which such holder of PBI Common Stock became entitled to receive pursuant to Article 3 hereof and (b) a check representing the aggregate cash consideration, if any, which such holder has the right to receive pursuant to the provisions of Article 3 hereof, and the certificate or certificates so surrendered shall forthwith be canceled. The shares of NCC Common Stock to be issued pursuant to Article 3 and this Section 4.1 shall be in uncertificated book entry form, and upon compliance by a former holder of shares of PBI Common Stock with the provisions hereof and of the letter of transmittal, NCC shall instruct its registrar and transfer agent to make appropriate book entries with respect to such shares of NCC Common Stock. Such book entries of the issuance of uncertificated shares shall constitute delivery thereof for all purposes pursuant to this Agreement. No interest will be paid or accrued on the Per Share Cash Consideration, any cash in lieu of fractional shares, or any unpaid dividends and distributions, if any, payable to holders of certificates for PBI Common Stock. The Surviving Corporation shall not be obligated to deliver the consideration to which any former holder of PBI Common Stock is entitled as a result of the Merger until such holder surrenders the certificate or certificates representing the shares of PBI Common Stock for exchange as provided in this Section 4.1. The certificate or certificates for PBI Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require.

4.2     Rights of Former PBI Stockholders. At the Effective Time, the stock transfer books of PBI shall be closed as to holders of PBI Common Stock immediately prior to the Effective Time, and no transfer of PBI Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of PBI Common Stock (each, an “PBI Certificate”), other than shares to be canceled pursuant to Section 3.1(b) of this Agreement or as to which dissenter’s rights of appraisal have been perfected as provided in Section 3.3 of this Agreement, shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Section 3.1 of this Agreement in exchange therefor. To the extent permitted by Law, former stockholders of record of PBI Common Stock shall be entitled to vote after the Effective Time at any meeting of NCC stockholders (with a record date after the Effective Time) the number of whole shares of NCC Common Stock into which their respective shares of PBI Common Stock (excluding Cash Election Shares) have been converted, regardless of whether such holders have exchanged their PBI Certificates for shares of NCC Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by NCC on the NCC Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement. Notwithstanding the preceding sentence, any Person holding any PBI Certificate at or after six (6) months after the Effective Time (the “Cutoff”) shall not be entitled to receive any dividend or other distribution payable after the Cutoff to holders of NCC Common Stock, which dividend or other distribution is attributable to such Person’s NCC Common Stock represented by said PBI Certificate held after the Cutoff, until such Person surrenders such PBI Certificate for exchange as provided in Section 4.1 of this Agreement. However, upon surrender of such PBI Certificate, appropriate book entries shall be made with respect to the NCC Common Stock and all such undelivered dividends or other distributions (without interest) and any undelivered cash payments (without interest) shall be delivered and paid with respect to each share represented by such PBI Certificate. No holder of shares of PBI Common Stock shall be entitled to voting rights or to receive any dividends or distributions declared or made with respect to the NCC Common Stock with a record date before the Effective Time.

4.3     Identity of Recipient of NCC Common Stock. In the event that the delivery of the consideration provided for in this Agreement is to be made to a Person other than the Person in whose name any certificate representing shares of PBI Common Stock surrendered is registered, such certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer), with the signature(s) appropriately guaranteed, and otherwise in proper form for transfer, and the Person requesting such delivery shall pay any transfer or other taxes required by reason of the delivery to a Person other than the registered holder of such certificate surrendered or establish to the satisfaction of NCC that such tax has been paid or is not applicable.

4.4     Lost or Stolen Certificates. If any holder of PBI Common Stock convertible into the right to receive shares of NCC Common Stock or cash is unable to deliver the PBI Certificate that represents PBI Common Stock, NCC shall instruct its registrar and transfer agent, in the absence of actual notice that any such shares have been acquired by a bona fide purchaser, to make appropriate book entries with respect to such holder for the shares of NCC Common Stock to which the holder is entitled for such shares upon presentation of the following: (a) evidence to the reasonable satisfaction of NCC that any such PBI Certificate has been lost, wrongfully taken or destroyed; (b) such security or indemnity as may be reasonably requested by NCC to indemnify and hold NCC and the Exchange Agent harmless; and (c) evidence satisfactory to NCC that such Person is the owner of the shares theretofore represented by each PBI Certificate claimed by the holder to be lost, wrongfully taken or destroyed and that the holder is the Person who would be entitled to present such PBI Certificate for exchange pursuant to this Agreement.

4.5     Laws of Escheat. If any of the consideration due or other payments to be paid or delivered to the holders of PBI Common Stock is not paid or delivered within the time period specified by any applicable Laws concerning abandoned property, escheat or similar Laws, and if such failure to pay or deliver such consideration occurs or arises out of the fact that such property is not claimed by the proper owner thereof, NCC or the Exchange Agent shall be entitled (but not required) to dispose of any such consideration or other payments in accordance with applicable Laws concerning abandoned property, escheat or similar Laws. Any other provision of this Agreement notwithstanding, none of NCC, PBI, the Exchange Agent or any other Person acting on their behalf shall be liable to a holder of PBI Common Stock for any amount paid or property delivered in good faith to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Law.

Article 5
REPRESENTATIONS AND WARRANTIES OF PBI

PBI hereby represents and warrants to NCC as follows:

5.1     Organization, Standing and Power. PBI is a corporation duly organized, validly existing and in good standing under the Laws of the State of Georgia, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets and to incur its Liabilities. PBI is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PBI. PBI has delivered to NCC complete and correct copies of its Articles of Incorporation and Bylaws and the Articles of Incorporation, bylaws or similar governing instruments of each of its Subsidiaries, in each case as amended through the date hereof.

5.2     Authority; No Breach By Agreement.

(a)     PBI has the corporate power and authority necessary to execute and deliver this Agreement and to perform its obligations hereunder, and to consummate the transactions provided for herein. The execution, delivery and performance of this Agreement and the consummation of the transactions provided for herein, including the Merger, have been duly and validly authorized by all necessary corporate action on the part of PBI, subject to the approval of this Agreement and the Merger by the holders of a majority of the outstanding shares of PBI Common Stock in accordance with the OCGA and PBI’s Articles of Incorporation and Bylaws. Subject to such requisite stockholder approval and required regulatory consents, this Agreement constitutes a legal, valid and binding obligation of PBI, enforceable against PBI in accordance with its terms.

(b)     Except as set forth on Schedule 5.2(b), neither the execution and delivery of this Agreement by PBI or the Bank Merger Agreement by Private Bank, nor the consummation by PBI of the transactions provided for in this Agreement or by Private Bank of the transactions provided for in the Bank Merger Agreement, nor compliance by PBI with any of the provisions hereof or by Private Bank with any of the provisions of the Bank Merger Agreement, will (i) conflict with or result in a breach of any provision of PBI’s Articles of Incorporation or Bylaws or the Articles or Certificate of Incorporation or Bylaws or similar governing documents of any PBI Company or the Shareholders Agreement or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any PBI Company under, any Contract or Permit of any PBI Company, where such Default or failure to obtain such Consent is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such PBI Company, or, (iii) subject to receipt of the requisite Consents and approvals of Regulatory Authorities referred to in this Agreement, violate or conflict with any Law or Order applicable to any PBI Company or any of their respective Assets.

(c)     Except as set forth on Schedule 5.2(c), other than (i) in connection or compliance with the provisions of the Securities Laws and applicable state corporate and securities Laws, (ii) Consents required from Regulatory Authorities, (iii) the approval by the stockholders of PBI of this Agreement and the Merger, (iv) notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and (v) Consents, filings or notifications that, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the PBI Company at issue, no notice to, filing with or Consent of any Person or public body or authority is necessary for the consummation by PBI of the Merger and the other transactions provided for in this Agreement or by Private Bank of the Bank Merger and the other transactions provided for in the Bank Merger Agreement. No consents or approvals of or filings or registrations with any Regulatory Authorities are necessary in connection with the execution and delivery by PBI of this Agreement.

5.3     Capital Stock.

(a)     The authorized capital stock of PBI consists of 20,000,000 shares of common stock, par value $1.00 per share (the “PBI Common Stock”), of which 10,000,000 shares are voting common stock (the “PBI Voting Common Stock”) and 10,000,000 shares are nonvoting common stock (the “PBI Nonvoting Common Stock”). As of the date hereof, there are: (i) 2,008,527 shares of PBI Voting Common Stock issued and outstanding; (ii) no shares of PBI Nonvoting Common Stock issued and outstanding; (iii) shares of PBI Voting Common Stock reserved for issuance or to be delivered in respect of 172,700 PBI Options that have been granted under the PBI Stock Option Plans; (iv) shares of PBI Voting Common Stock reserved for issuance or to be delivered in respect of 29,713 PBI Restricted Stock Units granted under the PBI Restricted Stock Unit Plan; and (v) shares of PBI Voting Common Stock reserved for issuance or to be delivered in respect of 495,000 PBI Warrants (inclusive of the PBI Capital Warrants). All of the issued and outstanding shares of PBI Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No bonds, debentures, notes or other indebtedness of PBI having the right to vote on any matters on which the holders of PBI Common Stock may vote are issued or outstanding. PBI does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, contracts, commitments, agreements or arrangements of any kind calling for the purchase or issuance of, or the payment of any amount based on, any shares of PBI Common Stock or any other equity securities of PBI or any securities representing the right to purchase or otherwise receive any shares of PBI Common Stock or other equity securities of PBI, except for, as of the date of this Agreement, 172,700 shares of PBI Common Stock currently subject to awards under the PBI Stock Option Plan, 29,713 shares of PBI Common Stock currently subject to awards under the and the PBI Restricted Stock Unit Plan, and 495,000 shares of PBI Common Stock currently issuable pursuant to the exercise of the PBI Warrants. PBI has no Liability for dividends declared or accrued, but unpaid, with respect to any shares of its capital stock.

(b)     Immediately prior to the Effective Time, the total number of PBI Capital Warrants convertible into shares of NCC Common Stock pursuant to Section 3.1(f) does not and shall not exceed 33,000 in the aggregate. Immediately prior to the Effective Time, the total number of shares of PBI Common Stock outstanding or deemed outstanding for purposes of this Agreement does not and shall not exceed 2,705,940 in the aggregate, and all of such shares are outstanding by reason of constituting (i) shares of PBI Voting Common Stock issued and outstanding as of the date hereof, (ii) shares of PBI Voting Common Stock issued upon exercise of PBI Options, (iii) shares of PBI Voting Common Stock issued (or deemed issued in accordance with Section 3.1(g)) in respect of PBI Restricted Stock Units, or (iv) shares of PBI Voting Common Stock issued upon the exercise of PBI Warrants.

(c)     Schedule 5.3(c) sets forth a complete and accurate list, as of the date of this Agreement, of: (i) the number of shares of PBI Common Stock that have been issued under the PBI Stock Option Plan and PBI Restricted Stock Unit Plan; (ii) the number of shares of PBI Common Stock subject to outstanding awards granted under the PBI Stock Option Plan and PBI Restricted Stock Plan; (iii) the number of shares of PBI Common Stock reserved for future issuance under the PBI Stock Option Plan and PBI Restricted Stock Plan; (iv) the number of shares of PBI Common Stock reserved for issuance upon the exercise of PBI Warrants; (v) all outstanding PBI Stock Options and PBI Restricted Stock Units, indicating with respect to each the name of the holder thereof, the number and type of shares of PBI Common Stock subject to such PBI Stock Option or PBI Restricted Stock Unit, as the case may be, and (if applicable) the exercise price and termination date thereof; and (vi) all outstanding PBI Warrants, indicating with respect to each the name of the holder thereof, the number and type of shares of PBI Common Stock subject to such warrant and the exercise price and termination date thereof. Other than as set forth on Schedule 5.3(c) and other than pursuant to grants and awards made after the date of this Agreement in accordance with, and subject to, the terms of Section 7.2(d), no options, restricted share units, warrants or other equity-based awards are outstanding.

(d)     There are no contractual obligations of PBI (i) to repurchase, redeem or otherwise acquire any shares of capital stock or other equity security of PBI, or any securities representing the right to purchase or otherwise receive any shares of capital stock or other equity security of PBI or (ii) pursuant to which PBI is or could be required to register shares of PBI capital stock or other securities under the 1933 Act.

(e)     Except as set forth on Schedule 5.3(e), neither PBI nor any PBI Subsidiary has any Liabilities of any nature for any Indebtedness. Except with respect to Liens securing Indebtedness, which Liens are listed on Schedule 5.3(e) and shall be paid by PBI prior to the Closing Date, no Liens exist on any of the property or assets of PBI or any PBI Subsidiary. Schedule 5.3(e) describes all Indebtedness and Liens relating thereto, and sets forth the principal amounts, interest rates and maturity dates for such Indebtedness.

5.4     PBI Subsidiaries.

(a)     The PBI Subsidiaries include Private Bank. Each of the PBI Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Each of the PBI Subsidiaries has the power and authority necessary for it to own, lease and operate its Assets, to incur its Liabilities and to carry on its business as now conducted. Each PBI Subsidiary is duly qualified or licensed to transact business as a foreign entity in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PBI on a consolidated basis.

(b)     The authorized, issued and outstanding capital stock of each PBI Subsidiary is set forth on Schedule 5.4(b). PBI owns all of the issued and outstanding shares of capital stock of each PBI Subsidiary. None of the shares of capital stock or other securities of any PBI Subsidiary has been issued in violation of the Securities Laws or any preemptive rights. To the Knowledge of each PBI Company, none of the shares of capital stock or other securities of any PBI Subsidiary was issued in violation of the Securities Laws or any preemptive rights. No equity securities of any PBI Subsidiary are or may become required to be issued by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any such PBI Subsidiary, and there are no Contracts by which any PBI Subsidiary is bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock or by which any PBI Company is or may be bound to transfer any shares of the capital stock of any PBI Subsidiary. There are no Contracts relating to the rights of any PBI Company to vote or to dispose of any shares of the capital stock of any PBI Subsidiary. All of the shares of capital stock of each PBI Subsidiary are fully paid and nonassessable under the applicable Law of the jurisdiction in which such PBI Subsidiary is organized and, except as set forth on Schedule 5.4(b), are owned by PBI free and clear of any Lien. No PBI Subsidiary has any Liability for dividends declared or accrued, but unpaid, with respect to any of its capital stock. For purposes of this Section 5.4(b), references to “capital stock” shall be deemed to include membership interests with respect to any PBI Company that is a limited liability company.

(c)     The minute books of PBI and each PBI Subsidiary contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by their respective stockholders and Boards of Directors (including all committees thereof), since such entity’s formation.

(d)     No PBI Company and no employee or agent thereof is registered or required to be registered as an investment adviser or broker/dealer under the Securities Laws. All activities with respect to the solicitation, offer, marketing and/or sale of securities under “networking” or similar arrangements: (i) are and have at all times been conducted in accordance with all applicable Laws, including, without limitation, the Securities Laws and all state and federal banking Laws and regulations, and (ii) satisfy the definition of a “third party brokerage arrangement” under Section 201 of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder. There has been no misrepresentation or omission of a material fact by any PBI Company and/or any of their respective agents in connection with the solicitation, marketing or sale of any securities, and each customer has been provided with any and all disclosure materials as required by applicable Law.

(e)     None of the PBI Companies is engaged in any activities that are not permissible for a national banking association.

5.5     Financial Statements. The PBI Financial Statements for periods ended prior to the date hereof are listed on Schedule 5.5 and have been previously furnished to NCC. The PBI Call Reports for periods ended prior to the date hereof have been filed with the FDIC and are available electronically at https://cdr.ffiec.gov. PBI will promptly deliver to NCC copies of all PBI Financial Statements and PBI Call Reports prepared subsequent to the date hereof. The PBI Financial Statements (as of the dates thereof and for the periods covered thereby) (a) are or, if dated after the date of this Agreement, will be in accordance with the books and records of the PBI Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices and in accordance with applicable legal and accounting principles and reflect only actual transactions, and (b) present or will present, as the case may be, fairly the consolidated financial position of the PBI Companies as of the dates indicated and the consolidated results of operations, changes in stockholders’ equity and cash flows of the PBI Companies for the periods indicated, in accordance with GAAP (subject to exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end audit adjustments that are not material). The PBI Call Reports have been prepared in material compliance with (i) the rules and regulations of the respective federal or state banking regulator with which they were filed, and (ii) RAP, which principles have been consistently applied during the periods involved, except as otherwise noted therein. Each PBI Call Report fairly presents, in all material respects, the financial position of PBI and the results of its operations at the date and for the period indicated in such PBI Call Report in conformity with the Instructions for the Preparation of Call Reports as promulgated by applicable regulatory authorities.  None of the PBI Call Reports contains any material items of special or nonrecurring income or any other income not earned in the ordinary course of business, except as expressly specified therein.

5.6     Absence of Undisclosed Liabilities. No PBI Company has any material Liabilities, except Liabilities (a) accrued or reserved against in the consolidated balance sheet of PBI as of December 31, 2015, that is included in the PBI Financial Statements or reflected in the notes thereto, (b) incurred or paid in the ordinary course of business consistent with past business practice, (c) incurred or paid pursuant to and in accordance with the terms and conditions of this Agreement, or (d) disclosed on Schedule 5.6. No PBI Company has incurred or paid any material Liability since December 31, 2015, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice. No PBI Company is a party to any material agreement, commitment, transaction, arrangement or other relationship with any unconsolidated or other off balance sheet entity.

5.7     Absence of Certain Changes or Events. Except as set forth on Schedule 5.7, since December 31, 2015: (i) there have been no events, changes or occurrences that have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PBI or its Subsidiaries, including, without limitation, any change in the administrative or supervisory standing or rating of PBI with any Regulatory Authority, (ii) the PBI Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants or agreements of PBI provided in Article 7 of this Agreement, and (iii) to the Knowledge of each PBI Company, no fact or condition exists that will cause a Material Adverse Effect on PBI or its Subsidiaries in the future.

5.8     Tax Matters.

(a)     All Tax returns required to be filed by or on behalf of any of the PBI Companies have been timely filed or requests for extensions have been timely filed, granted and have not expired; all returns filed are complete and accurate in all material respects; and all Taxes shown as due on filed returns, and all other material Taxes owed by any of the PBI Companies, have been paid. There is no audit examination, deficiency, refund Litigation or matter in controversy pending, or to the Knowledge of each PBI Company, threatened, with respect to any Taxes that might result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on PBI, except as reserved against in the PBI Financial Statements delivered prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been fully paid.

(b)     None of the PBI Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

(c)     Adequate provision for any Taxes due or to become due for any of the PBI Companies for the period or periods through and including the date of the respective PBI Financial Statements has been made and is reflected on such PBI Financial Statements.

(d)     Any and all deferred Taxes of the PBI Companies have been provided for in accordance with GAAP.

(e)     None of the PBI Companies is responsible for the Taxes of any other Person other than the PBI Companies under Treasury Regulation 1.1502-6 or any similar provision of federal or state Law.

(f)     Except as set forth on Schedule 5.8(f), none of the PBI Companies has made any payment, is obligated to make any payment or is a party to any Contract that could obligate it or any NCC Company as the successor to any such PBI Company to make any payment that would be disallowed as a deduction under Section 280G or 162(m) of the IRC.

(g)     There has not been an ownership change, as defined in Section 382(g) of the IRC, that occurred during or after any taxable period in which PBI or any PBI Subsidiaries incurred an operating loss that carries over to any taxable period ending after the fiscal year of PBI immediately preceding the date of this Agreement.

(h)     (i) Proper and accurate amounts have been withheld by the PBI Companies from their employees and others for all prior periods in compliance in all material respects with the tax withholding provisions of all applicable federal, state and local Laws, and proper due diligence steps have been taken in connection with back-up withholding, (ii) federal, state and local returns have been filed by the PBI Companies for all periods for which returns were due with respect to withholding, Social Security and unemployment Taxes or charges due to any federal, state or local taxing authority, and (iii) the amounts shown on such returns to be due and payable have been paid in full or adequate provision therefor has been included by PBI in the PBI Financial Statements.

(i)      PBI has delivered or made available to NCC correct and complete copies of all Tax returns filed by PBI and each PBI Subsidiary for each fiscal year ended on and after December 31, 2013.

(j)      None of the PBI Companies has (i) participated in any reportable transaction within the meaning of Treasury Regulations Section 1.6011-4(b) (or any similar provision of state, local or foreign tax law) or (ii) taken any reporting position on a Tax return, which reporting position (1) if not sustained, would be reasonably likely, absent disclosure, to give rise to a penalty for substantial understatement of federal income tax under Sections 6662 or 6676 of the IRC (or any similar provision of state, local or foreign tax law) and (2) has not adequately been disclosed on such Tax return in accordance with Section 6662(d)(2)(B) of the IRC (or similar provision of state, local or foreign tax Law).

(k)     None of the PBI Companies has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the IRC) in a distribution of shares qualifying for tax-free treatment under Section 355 of the IRC (i) in the two years prior to the date hereof or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(c) of the IRC) in conjunction with the Merger.

(l)      At all times during its existence up to and including the Closing Date, PBI has been a validly electing “S corporation” (Subchapter S corporation) under Sections 1361 and 1362 of the IRC for federal income Tax purposes, and an “S corporation” in all states that permit comparable flow-through income Tax treatment for state purposes (whether or not the state requires a separate state election). No actions or omissions have been committed by PBI, holders of PBI Common Stock or otherwise to cause PBI to cease to so qualify as an “S corporation.” At no time has PBI had, within the meaning of IRC Section 1361(b) and the regulations thereunder: (i) more than 100 shareholders (taking into account the special rules regarding family members in IRC Section 1361(c)(1)); (ii) any shareholder who is a person (other than an estate, a trust described in IRC Section 1361(c)(2), or an organization described in IRC Section 1361(c)(6)) who is not an individual; (iii) any shareholder that is a nonresident alien; or (iv) more than one class of stock. No PBI Company is a financial institution that uses the reserve method of accounting for bad debts described in IRC Section 585. Any “trust preferred securities” issued by a PBI Company are properly treated as debt, rather than equity, for federal income Tax purposes. Neither PBI nor any PBI Subsidiary has, in the past five (5) years, acquired assets from a C corporation in a transaction in which the Tax basis of PBI or any PBI Subsidiary for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets in the hands of the transferor.

(m)     At all times during its existence up to and including the Closing Date, each PBI Subsidiary that otherwise would be taxed as a domestic corporation, as that term is defined in IRC Section 7701(a)(3) and the regulations thereunder, is and always has been, within the meaning of IRC Section 1361(b)(3) and the regulations thereunder, a domestic corporation, a 100% subsidiary of PBI, and a properly electing ‘‘qualified subchapter S subsidiary’’ within the meaning of IRC Section 1361(b)(3)(B).

5.9     Loan Portfolio.

(a)     (i)     Except as set forth on Schedule 5.9(a)(i), as of the date of this Agreement, none of the PBI Companies is a creditor as to any written or oral loan agreement, note or borrowing arrangement, including, without limitation, leases, credit enhancements, commitments and interest-bearing assets (excluding investment securities) (“Loans”), other than Loans the unpaid principal balance of which does not exceed $25,000 per Loan or $50,000 in the aggregate, under the terms of which the obligor is, as of the date of this Agreement, over 90 days delinquent in payment of principal or interest or in default of any other material provisions.

(ii)     Except as set forth on Schedule 5.9(a)(ii) and except for Loans made after the date of this Agreement in accordance with, and subject to, Section 7.2(n), none of the PBI Companies is a creditor as to any Loan, including, without limitation, any loan guaranty, to any director, executive officer or 5% stockholder thereof, or to the Knowledge of each PBI Company, any Person controlling, controlled by or under common control with any of the foregoing.

(iii)     All of the Loans held by any of the PBI Companies are in all respects the binding obligations of the respective obligors named therein in accordance with their respective terms, are not subject to any defenses, setoffs or counterclaims, except as may be provided by bankruptcy, insolvency or similar Laws or by general principles of equity. All Loans made by any of the PBI Companies were solicited, originated and exist in material compliance with all applicable Laws and PBI loan policies, except for deviations from such policies that (a) have been approved by current management of PBI, in the case of Loans with an outstanding principal balance that exceeds $25,000, or (b) in the judgment of PBI, will not adversely affect the ultimate collectability of such Loan.

(iv)     Except as set forth on Schedule 5.9(a)(iv), as of the date of this Agreement, none of the PBI Companies holds any Classified Loans in the original principal amount in excess of $25,000 per Loan or $50,000 in the aggregate.

(v)     The allowance for possible loan or credit losses (the “PBI Allowance”) shown on the consolidated balance sheets of PBI included in the most recent PBI Financial Statements dated prior to the date of this Agreement was, and the PBI Allowance shown on the consolidated balance sheets of PBI included in the PBI Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of the PBI Companies and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the PBI Companies as of the dates thereof. PBI has calculated the PBI Allowance in accordance with RAP as applied to banking institutions and in accordance with all applicable rules and regulations.  The values to which PBI has ascribed to other real estate owned shown on the most recent PBI Financial Statements and PBI Call Reports reflect reasonable estimates of the fair value of such other real estate, less estimated costs to dispose of such other real estate, as of the dates thereof. The reserve for losses in respect of Litigation (the “PBI Litigation Reserve”) shown on the most recent PBI Financial Statements and PBI Call Reports and the PBI Litigation Reserve to be shown on the PBI Financial Statements and PBI Call Reports as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or arising out of all pending or threatened Litigation applicable to PBI and the PBI Subsidiaries as of the dates thereof. Each such reserve described above has been established in accordance with applicable accounting principles and regulatory requirements and guidelines.

(b)     The documentation relating to each Loan made by any PBI Company and to all security interests, mortgages and other liens with respect to all collateral for Loans is adequate for the enforcement of the material terms of such Loan, security interest, mortgage or other lien, except for inadequacies in such documentation which will not, individually or in the aggregate, have a Material Adverse Effect on PBI. Except as set forth on Schedule 5.9(b), no agreement pursuant to which any Loans or other assets have been or shall be sold by any PBI Companies entitles the buyer of such Loans or other assets to cause the PBI Companies to repurchase such Loan or other asset or the buyer to pursue any other form of recourse against the PBI Companies, except in the event of a breach by the PBI Companies of representations or warranties therein. The PBI Companies have no Knowledge of a breach of a representation or warranty by the PBI Companies in any such agreement or of the occurrence of any other facts or circumstances that would entitle the buyer of any Loan or other asset to cause the PBI Companies to repurchase such Loan or other asset or the buyer to pursue any other form of recourse against the PBI Companies.

(c)     All Loans made by any PBI Company have been made in material compliance with all applicable Laws at the time of such Loan or any renewal thereof, including, without limitation, Regulation Z, the Federal Consumer Credit Protection Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, and all Laws governing the operation of Georgia-chartered banks. Each PBI Company has systems, policies and procedures in place such that any material violation of any of the foregoing would reasonably be expected to have been detected by such PBI Company.  Each Loan on the books of any PBI Company was made in the ordinary course of its business.

(d)     Without limiting the foregoing or anything else in this Agreement:

(i)      Each PBI Company has complied with, and all documentation in connection with the origination, processing, underwriting and credit approval of any mortgage or other Loan originated, purchased or serviced by any PBI Company has satisfied in all material respects: (A) all applicable Laws with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, or filing of claims in connection with mortgage and other Loans, including all Laws relating to real estate settlement procedures, consumer credit protection, truth in lending, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages; (B) the responsibilities and obligations set forth in any agreement between any PBI Company and any Agency, Loan Investor or Insurer; (C) the applicable rules, regulations, guidelines, handbooks and other requirements of any Agency, Loan Investor or Insurer; and (D) the terms and provisions of any mortgage or other collateral documents and other Loan documents with respect to each such Loan. Each PBI Company has systems, policies and procedures in place such that any material violation of any of the foregoing would reasonably be expected to have been detected by such PBI Company; and

(ii)      No Agency, Loan Investor or Insurer has (A) claimed in writing that any PBI Company has violated or has not complied with the applicable underwriting standards with respect to Loans sold by any PBI Company to a Loan Investor or Agency, or with respect to any sale of servicing rights to a Loan Investor, (B) imposed in writing restrictions on the activities (including commitment authority) of any PBI Company or (C) indicated in writing to any PBI Company that it has terminated or intends to terminate its relationship with such PBI Company for poor performance, poor loan quality or concern with respect to such PBI Company’s compliance with Laws.

5.10     Assets; Real Property; Insurance. Except as set forth on Schedule 5.10, the PBI Companies have marketable title to, valid leasehold interests in, or valid licenses to use, in each case free and clear of all Liens, all of their respective Assets. All tangible real and personal properties and Assets used in the businesses of the PBI Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with PBI’s past practices. All Assets that are material to PBI’s business on a consolidated basis, held under leases or subleases by any of the PBI Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect and there is not under any such Contract any Default or claim of Default by PBI or, to the Knowledge of each PBI Company, by any other party to the Contract. Schedule 5.10(a) identifies each parcel of real estate or interest therein owned by any of the PBI Companies or in which any PBI Company has any ownership interest. Schedule 5.10(b) identifies each parcel of real estate or interest therein leased or subleased by any of the PBI Companies or in which any PBI Company has any leasehold interest. If applicable, Schedule 5.10(b) also lists or otherwise describes each and every written or oral lease or sublease under which any PBI Company is the lessee of any real property. One of the PBI Companies has good and marketable fee simple title to the real property described in Schedule 5.10(a) and has an enforceable leasehold interest in the real property described in Schedule 5.10(b), free and clear of all Liens. None of the PBI Companies has violated, or is currently in violation of, any Law, regulation or ordinance relating to the ownership or use of the real estate and real estate interests described or required to be described in Schedules 5.10(a) and 5.10(b), including, without limitation, any Law relating to zoning, building, occupancy, environmental or comparable matters, which individually or in the aggregate would have a Material Adverse Effect on PBI. As to each parcel of real property owned or used by any PBI Company, no PBI Company has received notice of any pending or, to the Knowledge of each of the PBI Companies, threatened condemnation proceedings, Litigation proceedings or mechanic’s or materialmen’s liens. The Assets of the PBI Companies include all assets required to operate the business of the PBI Companies as now conducted. The policies of fire, theft, liability, D&O and other insurance maintained with respect to the Assets or businesses of the PBI Companies provide coverage consistent with current industry practices against loss or Liability, and the fidelity and blanket bonds in effect as to which any of the PBI Companies is a named insured are reasonably sufficient. Schedule 5.10(c) contains a list of all such policies and bonds maintained by any of the PBI Companies, and PBI has provided true and correct copies of each such policy to NCC. Except as set forth on Schedule 5.10(c), no claims have been made under such policies or bonds, and no PBI Company has Knowledge of any fact or condition presently existing that might form the basis of any such claim.

5.11     Environmental Matters.

(a)     Each PBI Company, its Participation Facilities and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for violations that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PBI.

(b)     There is no Litigation pending or, to the Knowledge of any PBI Company, threatened before any court, governmental agency or authority or other forum in which any PBI Company or any of its Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on, under or involving a site owned, leased or operated by any PBI Company or any of its Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PBI.

(c)     There is no Litigation pending or, to the Knowledge of any PBI Company, threatened before any court, governmental agency or board or other forum in which any of its Loan Properties (or PBI with respect to such Loan Property) has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on, under or involving a Loan Property, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PBI.

(d)     To the Knowledge of each PBI Company, there is no reasonable basis for any Litigation of a type described in Sections 5.11(b) or 5.11(c), except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PBI.

(e)     During the period of (i) any PBI Company’s ownership or operation of any of its respective current properties, (ii) any PBI Company’s participation in the management of any Participation Facility or (iii) any PBI Company’s holding of a security interest in a Loan Property, there have been no releases of Hazardous Material or oil in, on, under or affecting such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PBI. Prior to the period of (i) any PBI Company’s ownership or operation of any of its respective current properties, (ii) any PBI Company’s participation in the management of any Participation Facility, or (iii) any PBI Company’s holding of a security interest in a Loan Property, to the Knowledge of each PBI Company, there were no releases of Hazardous Material or oil in, on, under or affecting any such property, Participation Facility or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PBI.

5.12     Compliance with Laws. PBI is duly registered as a bank holding company under the BHC Act. Each PBI Company has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PBI, and there has occurred no Default under any such Permit. Except as set forth on Schedule 5.12, each of the PBI Companies:

(a)     is and has been in material compliance with all Laws, Orders and Permits applicable to its business or employees, agents or representatives conducting its business; and

(b)     has received no notification or communication from any agency or department of federal, state or local government or any Regulatory Authority or the staff thereof (i) asserting that any PBI Company is not, or suggesting that any PBI Company may not be, in compliance with any of the Laws or Orders that such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits, (iii) requiring any PBI Company, or suggesting that any PBI Company may be required, to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any board resolution or similar undertaking, or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any manner the operations of any PBI Company, including, without limitation, any restrictions on the payment of dividends, or that in any manner relates to such entity’s capital adequacy, credit or reserve policies or management or business.

Without limiting the foregoing, each PBI Company is and has been in compliance with the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act, otherwise known as Title III of the USA PATRIOT Act, the Currency and Foreign Transactions Reporting Act of 1970, as amended, otherwise known as the Bank Secrecy Act, and all regulations issued thereunder, and each PBI Company has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts. Each PBI Company has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite custom reports required by any agency of the United States Department of the Treasury, including the Internal Revenue Service.  No PBI Company or, to the Knowledge of any PBI Company, any director, officer, agent, employee, Affiliate or Person acting on behalf of any PBI Company, is currently subject to any sanctions administered by the Office of Foreign Assets Control of the United Stated Department of the Treasury (“OFAC”). No PBI Company or any of its Affiliates does business with the government of, or any Person located in, any country, or with any other Person, targeted by any of the economic sanctions of OFAC or any other Regulatory Authority. No PBI Company is controlled (within the meaning of Laws administered by OFAC) by any such government or Person. Each PBI Company has timely filed all Suspicious Activity Reports with the Financial Crimes Enforcement Network of the United Stated Department of the Treasury required to be filed by it under applicable Law. Each PBI Company has systems, policies and procedures in place such that any material violation of any of the foregoing would reasonably be expected to have been detected by such PBI Company.

5.13     Labor Relations; Employees.

(a)     No PBI Company is the subject of any Litigation asserting that it or any other PBI Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel it or any other PBI Company to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving any PBI Company pending or threatened, nor, to its Knowledge, is there any activity involving any PBI Company’s employees seeking to certify a collective bargaining unit or engaging in any other organization activity. Each PBI Company is and has been in compliance with all Employment Laws, except for violations that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PBI.

(b)     Schedule 5.13(b) contains a true and complete list showing the names and current annual salaries of all current executive officers of each of the PBI Companies and lists for each such person the amounts paid, payable or expected to be paid as salary, bonus payments and other compensation for 2014, 2015 and 2016. Schedule 5.13(b) also sets forth the name and offices held by each officer and director of each of the PBI Companies.

5.14     Employee Benefit Plans.

(a)     Schedule 5.14(a) lists, and PBI has delivered or made available to NCC prior to the execution of this Agreement, correct and complete copies of all pension, retirement, profit-sharing, salary continuation and split dollar agreements, deferred compensation, director deferred fee agreements, director retirement agreements, stock option, warrant, restricted stock unit, equity-based compensation, employee stock ownership, severance pay, vacation, bonus or other incentive plans, all other written or unwritten employee programs, arrangements or agreements, all medical, vision, dental or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, “employee benefit plans,” as defined in Section 3(3) of ERISA, adopted, maintained by, sponsored in whole or in part by, or contributed to by any PBI Company, any Affiliate of a PBI Company, or any ERISA Affiliate thereof within the last five (5) years for the benefit of employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries (collectively, the “PBI Benefit Plans”). PBI also has delivered or made available to NCC prior to the execution of this Agreement correct and complete copies of (where applicable): (i) all current summary plan descriptions and summaries of material modifications related to such PBI Benefit Plans; (ii) the most recent determination or opinion letters, as applicable, received from the Internal Revenue Service; (iii) the three most recent Form 5500 Annual Reports; (iv) the three most recent audited financial statements and actuarial valuations; (v) all material documents relating to the funding of benefits under each such PBI Benefit Plan; and (vi) any notices to or from the Internal Revenue Service, any office or representative of the Department of Labor or any other governmental entity relating to any material matter of non-compliance in respect of any PBI Benefit Plan. Any PBI Benefit Plan that is an “employee pension benefit plan,” as defined in Section 3(2) of ERISA, is referred to herein as a “PBI ERISA Plan.” Except as set forth on Schedule 5.14(a), no PBI Benefit Plan is or has been a “defined benefit plan” (as defined in Section 414(j) of the IRC), a “multi-employer plan” (as defined in Section 3(37) of ERISA), a multiple employer plan (as defined in Section 3(40) of ERISA) or Section 413(c) of the IRC, or a multiple employer welfare arrangement (as defined in Section 3(40)(A) of ERISA.

(b)     All PBI Benefit Plans and the administration thereof are in, and have been in, compliance with the applicable terms of ERISA, the IRC and any other applicable Law with respect to which a breach or violation thereof would be reasonably likely to lead to a Material Adverse Effect on PBI. Each PBI ERISA Plan that is intended to be qualified under Section 401(a) of the IRC and each corresponding trust exempt under Section 501(a) of the IRC has received a favorable determination letter or may rely upon an opinion letter issued to the sponsor of a prototype or volume submitter arrangement, as applicable, from the Internal Revenue Service, and PBI is not aware of any circumstances that could result in revocation of any such favorable determination letter/opinion letter. No transaction has been entered into with respect to any PBI Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any PBI Company to a tax or penalty imposed by either Section 4975 of the IRC or Section 502(i) of ERISA in amounts that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PBI. There are no actions, suits, arbitrations or claims, including any investigations or audits by the Internal Revenue Service or any other governmental authority, pending (other than routine claims for benefits) or threatened against any PBI Benefit Plan, any PBI Company or ERISA Affiliate with regard to any PBI Benefit Plan or related trust. To the Knowledge of each PBI Company, there are no actions, suits, arbitrations or claims, including any investigations or audits by the Internal Revenue Service or any other governmental authority, pending (other than routine claims for benefits) or threatened against any trustee, fiduciary, custodian, administrator or other third party holding or controlling assets of any PBI Benefit Plan respecting such PBI Benefit Plan, and no basis for anticipating any such action, suit, arbitration, claim, investigation or audit exists.

(c)     Except as set forth on Schedule 5.14(c), neither the execution and delivery of this Agreement nor the consummation of the transactions provided for herein will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director, officer or employee of any PBI Company from any PBI Company under any PBI Benefit Plan, employment contract or otherwise, (ii) increase any benefits otherwise payable under any PBI Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

(d)     With respect to all PBI Benefit Plans (whether or not subject to ERISA and whether or not qualified under Section 401(a) of the IRC), all contributions due (including any contributions to any trust account or payments due under any insurance policy) previously declared or otherwise required by Law or contract to have been made and any employer contributions (including any contributions to any trust account or payments due under any insurance policy) accrued but unpaid as of the date hereof will be paid by the time required by Law or contract, inclusive of available extensions and grace periods. All contributions required to be made under any PBI Benefit Plan have been made by the applicable due date, inclusive of available extensions and grace periods and such contributions meet the requirements for deductibility under the IRC, and all contributions that are required and that have not been made have been properly recorded on the books of PBI in accordance with GAAP.

(e)     Each contract, arrangement, plan, or PBI Benefit Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the IRC) has been maintained and is, in form and operation, in compliance with Section 409A of the IRC and the applicable guidance issued thereunder, except to the extent of any applicable grandfathering or delayed effective dates permitted by transitional guidance issued by the United States Department of Treasury under Section 409A of the IRC.  No amounts under any such contract, arrangement, plan, or such PBI Benefit Plan are or have been subject to the interest or additional tax set forth under Section 409A(a)(1)(B) of the IRC.  No PBI Company or any of its Affiliates has any obligation to gross-up or indemnify any Person with respect to any Taxes imposed under Section 409A of the IRC.

(f)     (i)     Each PBI Benefit Plan that is a “group health plan” (within the meaning of Section 5000(b)(1) of the IRC) has been operated in compliance in all material respects with all Laws applicable to such plan (including the Affordable Care Act), its terms, and the group health plan continuation coverage requirements of Section 4980B of the IRC and Sections 601 through 608 of ERISA (“COBRA Coverage”), Section 4980D of the IRC and Sections 701 through 707 of ERISA, Title XXII of the Public Health Service Act and the provisions of the Social Security Act, to the extent such requirements are applicable, including, but not limited to, the availability of any applicable grandfathering or delayed effective dates. Other than as required under COBRA Coverage or other similar applicable Law, no PBI Benefit Plan or written or oral agreement exists that obligates the PBI Companies or any ERISA Affiliate to provide health care coverage, medical, surgical, hospitalization, death or similar benefits (whether or not insured) to any employee, former employee or member of the PBI Board or any ERISA Affiliate following such employee’s, former employee’s or director’s termination of employment, including, but not limited to, retiree medical, health or life benefits.

(ii)      No PBI Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA providing health, death or disability benefits is self-funded, self-insured or funded through the general assets of a PBI Company or an ERISA Affiliate, other than plans providing for short-term disability benefits, health reimbursement arrangements or health flexible spending accounts. No PBI Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA is funded by a trust or is subject to Section 419 or 419A of the IRC.

5.15     Material Contracts. Except as set forth on Schedule 5.15, none of the PBI Companies, nor any of their respective Assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under any of the following (whether written or oral, express or implied): (i) any employment, severance, termination, consulting or retirement Contract with any Person; (ii) any Contract relating to the borrowing of money by any PBI Company or the guarantee by any PBI Company of any such obligation (other than Contracts evidencing deposit Liabilities, purchases of federal funds, fully secured repurchase agreements, trade payables and Contracts relating to borrowings or guarantees made and letters of credit); (iii) any Contract relating to indemnification or defense of any director, officer or employee of any of the PBI Companies or any other Person; (iv) any Contract with any labor union; (v) any Contract relating to the disposition or acquisition of any interest in any business enterprise; (vi) any Contract relating to the extension of credit to, provision of services for, sale, lease or license of Assets to, engagement of services from, or purchase, lease or license of Assets from, any 5% stockholder, director or officer of any of the PBI Companies, any member of the immediate family of the foregoing or, to the Knowledge of any PBI Company, any related interest (as defined in Regulation O promulgated by the FRB) (“Related Interest”) of any of the foregoing; (vii) any Contract (A) which limits the freedom of any of the PBI Companies to compete in any line of business or with any Person or (B) which limits the freedom of any other Person to compete in any line of business with any PBI Company; (viii) any Contract providing a power of attorney or similar authorization given by any of the PBI Companies, except as issued in the ordinary course of business with respect to routine matters; or (ix) any Contract (other than deposit agreements and certificates of deposits issued to customers entered into in the ordinary course of business and letters of credit) that involves the payment by any of the PBI Companies of amounts aggregating $50,000 or more in any twelve-month period (together with all Contracts referred to in Sections 5.10 and 5.14(a) of this Agreement, the “PBI Contracts”). PBI has delivered or made available to NCC correct and complete copies of all PBI Contracts. Each of the PBI Contracts is in full force and effect, and none of the PBI Companies is in Default under any PBI Contract. All of the indebtedness of any PBI Company for money borrowed is prepayable at any time by such PBI Company without penalty or premium.

5.16     Legal Proceedings. Except as set forth on Schedule 5.16, there is no Litigation instituted or pending, or, to the Knowledge of any PBI Company, threatened (or unasserted but considered probable of assertion) against any PBI Company, or against any Asset, interest, or right of any of them, other than any immaterial, ordinary routine Litigation incidental to the business of PBI and its Subsidiaries, nor are there any Orders of any Regulatory Authorities, other governmental authorities or arbitrators outstanding, pending or, to the Knowledge of any PBI Company, threatened against any PBI Company. No PBI Company has any Knowledge of any fact or condition presently existing that might give rise to any Order, Litigation, investigation or proceeding which, if determined adversely to any PBI Company, would have a Material Adverse Effect on such PBI Company or would materially restrict the right of any PBI Company to carry on its businesses as presently conducted.

5.17     Reports. Since January 1, 2013, each PBI Company has timely filed all reports, registration statements, statements and other documents, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, (ii) other Regulatory Authorities, and (iii) any applicable state securities or banking authorities and all other material reports and statements required to be filed by it, and has paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by Regulatory Authorities in the ordinary course of the business of the PBI Companies, to the Knowledge of any PBI Company, no Regulatory Authority has initiated any proceeding or, to the Knowledge of any PBI Company, investigation into the business or operations of any PBI Company. There is no unresolved violation, criticism or exception by any Regulatory Authority with respect to any report or statement or lien or any examinations of any PBI Company. As of their respective dates, each of such reports, registrations, statements and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws, including, without limitation, all Securities Laws. As of its respective date, each of such reports, registrations, statements and documents complied in all material respects with the provisions of applicable Law. The financial information and reports contained in each of such reports, registrations, statements and documents (including the related notes, where applicable), (a) have been prepared in all material respects in accordance with GAAP or RAP, as applicable, which principles have been consistently applied during the periods involved, except as otherwise noted therein, (b) fairly present the financial position of the PBI Companies as of the respective dates thereof, and (c) fairly present the results of operations of the PBI Companies for the respective periods therein set forth. No PBI Company is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among PBI and any other PBI Company, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement”), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, PBI or any other PBI Company in PBI’s or such other PBI Company’s financial statements.

5.18     Statements True and Correct. Neither this Agreement nor any statement, certificate, instrument or other writing furnished or to be furnished by any PBI Company or any Affiliate thereof to NCC pursuant to this Agreement, including the Exhibits and Schedules hereto, or any other document, agreement or instrument referred to herein, contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any PBI Company or any Affiliate thereof for inclusion in the documents to be prepared by NCC in connection with the transactions provided for in this Agreement, including, without limitation: (i) documents to be filed with the SEC, including, without limitation, the Registration Statement on Form S-4 registering the shares of NCC Common Stock to be offered to the holders of PBI Common Stock, and all amendments thereto (as amended, the “S-4 Registration Statement”), and the proxy statement and prospectus in the form contained in the S-4 Registration Statement, and all amendments and supplements thereto, to be delivered to stockholders of PBI in accordance with the provisions of this Agreement (as amended and supplemented from time to time, the “Proxy Statement/Prospectus”); (ii) filings pursuant to any state securities Laws; and (iii) filings made in connection with the obtaining of Consents from Regulatory Authorities, in the case of the S-4 Registration Statement, at the time the S-4 Registration Statement is declared effective pursuant to the 1933 Act, in the case of the Proxy Statement/Prospectus, at the time of the mailing thereof and at the time of the meeting of stockholders to which the Proxy Statement/Prospectus relates, and in the case of any other documents, at the time that such documents are filed with a Regulatory Authority and at the time that they are distributed to stockholders of PBI, contains or will contain any untrue statement of a material fact or fails to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that any PBI Company is responsible for filing with any Regulatory Authority in connection with the transactions provided for herein will comply as to form in all material respects with the provisions of applicable Law.

5.19     Accounting, Tax and Regulatory Matters. No PBI Company or any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions provided for herein, including the Merger and the Bank Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the IRC, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section 9.1(b).

5.20     Offices. The headquarters of each PBI Company and each other office, branch or facility maintained and operated by each PBI Company (including, without limitation, representative and loan production offices and operations centers) and the locations thereof are listed on Schedule 5.20. None of the PBI Companies maintains any other office or branch or conducts business at any other location, or has applied for or received permission to open any additional office or branch or to operate at any other location.

5.21     Data Processing Systems. The electronic data processing systems and similar systems utilized in processing the work of each of the PBI Companies, including both hardware and software, (i) are supplied by a third-party provider; (ii) satisfactorily perform the data processing function for which they are presently being used; and (iii) are wholly within the possession and control of one of the PBI Companies or its third party provider such that physical access to all software, documentation, passwords, access codes, backups, disks and other data storage devices and similar items readily can be made accessible to and delivered into the possession of NCC’s third-party provider.

5.22     Intellectual Property. Each of the PBI Companies owns or possesses valid and binding licenses and other rights to use without additional payment all material patents, copyrights, trade secrets, trade names, service marks, trademarks, computer software and other intellectual property used in its business; and none of the PBI Companies has received any notice of conflict with respect thereto that asserts the rights of others. The PBI Companies have in all material respects performed all the obligations required to be performed by them and are not in default in any material respect under any contract, agreement, arrangement or commitment relating to any of the foregoing. Schedule 5.22 lists all of the trademarks, trade names, licenses and other intellectual property used to conduct the businesses of the PBI Companies. Each of the PBI Companies has taken reasonable precautions to safeguard its trade secrets from disclosure to third parties.

5.23     Fiduciary Responsibilities. Neither PBI nor any of its Subsidiaries is authorized to act, or has acted or currently acts, in any fiduciary capacity.

5.24     Financial Advisor. PBI has retained BSP Securities, LLC, a subsidiary of Banks Street Partners, LLC (the “PBI Financial Advisor”) to serve as its financial advisor and has contracted to incur a Liability to the PBI Financial Advisor as of the Effective Time described on Schedule 5.24 (the “PBI Advisory Fee”) in connection with the Merger. Other than the PBI Financial Advisor and the PBI Advisory Fee, neither PBI nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any Liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions provided for in this Agreement. Before the execution of this Agreement, the PBI Board has received a written opinion from the PBI Financial Advisor to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio and the Per Share Cash Consideration are fair to the stockholders of PBI from a financial point of view, and such opinion has not been withdrawn, amended, waived, modified or rescinded. The PBI Board may, at its option, elect to have the final fairness opinion updated immediately prior to the Effective Time in order to account for any Material Adverse Effect that may have occurred with regard to NCC.

5.25     Regulatory Approvals. PBI knows of no reason why all requisite regulatory approvals regarding the Merger and the Bank Merger should not or cannot be obtained. PBI is “well capitalized” (as defined in 12 C.F.R. Part 225.2(r)) and “well managed” (as defined in 12 C.F.R. Part 225.2(s)). Private Bank is an “eligible depository institution” (as defined in 12 C.F.R. Part 303.2(r)).

5.26     Opinion of Counsel. No PBI Company has Knowledge of any facts that would preclude issuance of the opinion of counsel referred to in Section 9.1(e).

5.27     Repurchase Agreements; Derivatives; Securitizations. With respect to all agreements currently outstanding pursuant to which any PBI Company has purchased securities subject to an agreement to resell, such PBI Company has a valid, perfected first lien or security interest in the securities or other collateral securing such agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby. With respect to all agreements currently outstanding pursuant to which any PBI Company has sold securities subject to an agreement to repurchase, no PBI Company has pledged collateral in excess of the amount of the debt secured thereby. No PBI Company has pledged collateral in excess of the amount required under any interest rate swap or other similar agreement currently outstanding. All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of any PBI Company or for the account of a customer of any PBI Company, were entered into in the ordinary course of business and in accordance with prudent banking practice and applicable rules, regulations and policies of any regulatory authority and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of such PBI Company, enforceable according to their terms.  Each PBI Company has duly performed in all material respects all of its obligations under such arrangements to the extent that such obligations to perform have accrued, and there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder. No PBI Company is a party to any agreement securitizing any of its assets.

5.28     Antitakeover Provisions. Each PBI Company has taken all actions required to exempt such PBI Company, this Agreement and the Merger from any provisions of an anti-takeover nature contained in their organizational documents or the provisions of any federal or state “anti-takeover,” “fair price,” “moratorium,” “control share acquisition” or similar Laws or regulations (collectively, “Takeover Laws”). Each PBI Company has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws, or other governing instruments of any PBI Company or restrict or impair the ability of NCC or any of its Subsidiaries to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any PBI Company that may be directly or indirectly acquired or controlled by it.

5.29     Transactions with Management. Except for (a) deposits that are on terms and conditions comparable in all material respects to those made available to other nonaffiliated similarly situated customers of PBI at the time such deposits were entered into, (b) the loans listed on Schedule 5.9(a)(ii), (c) the agreements designated on Schedule 5.15, (d) obligations under employee benefit plans of the PBI Companies set forth on Schedule 5.14(a), and (e) any items described on Schedule 5.29, there are no contracts with or commitments to present or former stockholders who own or owned more than 1% of the PBI Common Stock, directors, officers or employees (or their Related Interests) involving the expenditure of more than $1,000 as to any one individual (including any business directly or indirectly controlled by any such person) or more than $5,000 for all such contracts for commitments in the aggregate for all such individuals.

5.30     Absence of Certain Business Practices. No PBI Company or, to the Knowledge of any PBI Company, any officer, employee or agent of any PBI Company, or any other Person acting on their behalf, has, directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the business of any PBI Company (or assist any PBI Company in connection with any actual or proposed transaction) that (a) might subject PBI to any damage or penalty in any civil, criminal or governmental Litigation or proceeding, (b) if not given in the past, might have resulted in a Material Adverse Effect on PBI or (c) if not continued in the future, might result in a Material Adverse Effect on PBI or might subject PBI to suit or penalty in any private or governmental Litigation or proceeding.

5.31     Privacy of Customer Information. The PBI Companies collectively are the sole owner of all individually identifiable personal information relating to identifiable or identified natural Persons (“Identifiable Personal Information”) with respect to customers, former customers and prospective customers. The PBI Companies’ collection, use, and transfer of such Identifiable Personal Information complies with PBI’s privacy policy, the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act and all other applicable privacy and other applicable Laws, and any agreement or industry standard relating to privacy.

5.32     Deposits. Except as set forth on Schedule 5.32, as of the date of this Agreement, none of the deposits of Private Bank are “brokered” deposits or are subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, setoff rights, limitations applicable to public deposits, escrow limitations and similar actions taken in the ordinary course of business), and no portion of deposits of PBI represents a deposit of any Affiliate of PBI. The deposit accounts of Private Bank are insured by the FDIC in accordance with the provisions of the Federal Deposit Insurance Act, and PBI has paid all regular premiums and special assessments and filed all reports required thereunder.

5.33     Accounting Controls. Each of the PBI Companies maintains accurate books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that provide assurance that (a) transactions are executed with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of the PBI Financial Statements and PBI Call Reports in accordance with GAAP and RAP, and to maintain asset and Liability accountability; (c) access to each PBI Company’s assets and incurrence of each PBI Company’s Liabilities are permitted only in accordance with management’s specific or general authorizations; (d) the recorded accountability for assets and Liabilities is compared with the existing assets and Liabilities at reasonable intervals, and appropriate action is taken with respect to any difference; and (e) extensions of credit and other receivables are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.  None of PBI’s systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the PBI Companies or their accountants, except as would not reasonably be expected to have a Material Adverse Effect on PBI.  No PBI Company has been advised of any material deficiencies in the design or operation of internal controls over financial reporting which could reasonably be expected to adversely affect its ability to record, process, summarize and report financial data, or any fraud, whether or not material, that involves management.  No material weakness in internal controls has been identified by PBI’s auditors, and there have been no significant changes in internal controls that could reasonably be expected to materially and adversely affect internal controls.

5.34     Registration Obligations. No PBI Company is under any obligation, contingent or otherwise, to register its securities under the 1933 Act, the 1934 Act, or any state securities Laws.

Article 6
REPRESENTATIONS AND WARRANTIES OF NCC

NCC hereby represents and warrants to PBI as follows:

6.1     Organization, Standing and Power. NCC is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets and to incur its Liabilities. NCC is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NCC.

6.2     Authority; No Breach By Agreement.

(a)     NCC has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions provided for herein. The execution, delivery and performance of this Agreement and the consummation of the transactions provided for herein have been, or prior to the Effective Time will be, duly and validly authorized by all necessary corporate action on the part of NCC. Subject to required regulatory consents, this Agreement constitutes a legal, valid and binding obligation of NCC, enforceable against NCC in accordance with its terms.

(b)     Neither the execution and delivery of this Agreement by NCC or of the Bank Merger Agreement by NBC, nor the consummation by NCC of the transactions provided for in this Agreement or by NBC of the transactions provided for in the Bank Merger Agreement, nor compliance by NCC with any of the provisions of this Agreement or by NBC with any of the provisions of the Bank Merger Agreement, will (i) conflict with or result in a breach of any provision of NCC’s Certificate of Incorporation or Bylaws or similar governing documents of NBC, (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any NCC Company under, any Contract or Permit of any NCC Company, where failure to obtain such Consent is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such NCC Company, or (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any NCC Company or any of their respective Assets.

(c)     Other than (i) in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules and requirements of Nasdaq, (ii) Consents required from Regulatory Authorities, (iii) notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, (iv) notices to or filings with Nasdaq regarding the listing on Nasdaq of the shares of NCC Common Stock to be issued in the Merger and (v) Consents, filings or notifications that, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NCC, no notice to, filing with or Consent of any public body or authority is necessary for the consummation by NCC of the Merger and the other transactions provided for in this Agreement or for the consummation by NBC of the Bank Merger and the other transactions provided for in the Bank Merger Agreement. No consents or approvals of or filings or registrations with any Regulatory Authorities are necessary in connection with the execution and delivery by NCC of this Agreement.

6.3     Capital Stock. The authorized capital stock of NCC, as of the date of this Agreement, consists of (i) 30,000,000 shares of NCC Common Stock and (ii) 250,000 shares of NCC Preferred Stock. As of the date hereof, 10,903,277 shares of NCC Common Stock and no shares of NCC Preferred Stock are issued and outstanding. All of the shares of NCC Common Stock to be issued in exchange for shares of PBI Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be duly and validly issued and outstanding and fully paid and nonassessable under the DGCL. None of the shares of NCC Common Stock to be issued in exchange for shares of PBI Common Stock upon consummation of the Merger will be issued in violation of any preemptive rights of the stockholders of NCC.

6.4     Reports and Financial Statements.

(a)     Since January 1, 2013, or the date of organization or acquisition if later, each NCC Company has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, and proxy statements, (ii) other Regulatory Authorities, and (iii) any applicable state securities or banking authorities. As of their respective dates, each of such reports and documents, including the NCC Financial Statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws, including, without limitation, the Securities Laws. As of its respective date, each such report and document did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The NCC Financial Statements included in such reports (as of the dates thereof and for the periods covered thereby) (A) are, or if dated after the date of this Agreement, will be, in accordance with the books and records of the NCC Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (B) present, or will present, fairly in all material respects the consolidated financial position of the NCC Companies as of the dates indicated and the consolidated results of operations, changes in stockholders’ equity, and cash flows of the NCC Companies for the periods indicated, in accordance with GAAP (subject to exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal year-end adjustments that are not material). Porter Keadle Moore, LLC is a registered public accounting firm and throughout the periods covered by the financial statements filed by NCC with the SEC has been “independent” with respect to NCC within the meaning of Regulation S-X under the 1934 Act.

(b)     NCC maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the 1934 Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Since December 31, 2015, there has not been any material change in the internal controls utilized by NCC to provide reasonable assurance that its consolidated financial statements conform with GAAP. NCC maintains disclosure controls and procedures (as defined by Rules 13a-15(e) and 15d-15(e) under the 1934 Act) to ensure that material information required to be disclosed by NCC in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to NCC’s management as appropriate to allow timely decisions regarding required disclosures and to allow NCC’s management to make the certifications of the Chief Executive Officer and Chief Financial Officer of NCC required under the 1934 Act.

(c)     Each of the principal executive officer and the principal financial officer of NCC (or each former principal executive officer and each former principal financial officer of NCC, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the reports of NCC filed with the SEC, and the statements contained in such certifications are true and accurate in all material respects. No NCC Company has outstanding (or has arranged or modified since the enactment of the Sarbanes-Oxley Act) any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of any NCC Company, other than loans or extensions of credit permitted by, or excluded from the prohibition of, Section 402 of the Sarbanes Oxley Act. NCC is otherwise in compliance with all applicable provisions of the Sarbanes-Oxley Act, except for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)     No NCC Company is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among NCC and any other NCC Company, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement”), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, NCC or any other NCC Company in NCC’s or such other NCC Company’s financial statements.

6.5     Absence of Undisclosed Liabilities. No NCC Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NCC, except Liabilities (i) accrued or reserved against in the consolidated balance sheets of NCC as of June 30, 2016, that are included in the NCC Financial Statements or reflected in the notes thereto, (ii) incurred or paid in the ordinary course of business consistent with past business practice, (iii) incurred or paid pursuant to and in accordance with the terms and conditions of this Agreement, or (iv) disclosed on Schedule 6.5. No NCC Company has incurred or paid any Liability since June 30, 2016, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NCC.

6.6     Absence of Certain Changes or Events. Since June 30, 2016: (i) there have been no events, changes or occurrences that have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NCC, including, without limitation, any change in the administrative or supervisory standing or rating of NCC with any Regulatory Authority, (ii) the NCC Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of NCC provided in Article 7 of this Agreement, and (iii) to the Knowledge of each NCC Company, no fact or condition exists which NCC believes will cause a Material Adverse Effect on NCC in the future.

6.7     Compliance with Laws. NCC is duly registered as a financial holding company under the BHC Act. Each NCC Company has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NCC, and there has occurred no Default under any such Permit. Each of the NCC Companies:

(a)     is and since October 31, 2010, has been in compliance with all Laws, Orders or Permits applicable to its business or employees conducting its business; and

(b)     since October 31, 2010, has received no notification or communication from any agency or department of federal, state or local government or any Regulatory Authority or the staff thereof (i) asserting that any NCC Company is not in compliance with any of the Laws or Orders that such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits, (iii) requiring any NCC Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any board resolution or similar undertaking, or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any manner the operations of any NCC Company, including, without limitation, any restrictions on the payment of dividends, or that in any manner relates to such entity’s capital adequacy, credit or reserve policies or management or business.

6.8     Material Contracts. No NCC Company is in Default under any of its Contracts, other than Defaults that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NCC.

6.9     Legal Proceedings. Except as set forth on Schedule 6.9, there is no Litigation instituted or pending, or, to the Knowledge of each NCC Company, threatened (or unasserted but considered probable of assertion) against any NCC Company, or against any Asset, interest, or right of any of them that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NCC, nor are there any Orders of any Regulatory Authorities, other governmental authorities or arbitrators outstanding, pending or, to the Knowledge of any NCC Company, threatened against any NCC Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NCC.

6.10     Statements True and Correct. Neither this Agreement nor any statement, certificate, instrument or other writing furnished or to be furnished by any NCC Company or any Affiliate thereof to PBI pursuant to this Agreement, including the Exhibits or Schedules hereto, contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any NCC Company or any Affiliate thereof for inclusion in (i) the documents to be filed with the SEC, including, without limitation, the S-4 Registration Statement and the Proxy Statement/Prospectus to be mailed to PBI’s stockholders in connection with the PBI Stockholders’ Meeting and (ii) any other documents to be filed by an NCC Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions provided for herein, will, at the respective times that such documents are filed, and with respect to the Proxy Statement/Prospectus, when first mailed to the stockholders of PBI, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that any NCC Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions provided for herein will comply as to form in all material respects with the provisions of applicable Law.

6.11     Tax and Regulatory Matters. No NCC Company has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger and the Bank Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the IRC, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

6.12     1933 Act and 1934 Act Compliance. The Proxy Statement/Prospectus will comply in all material respects with applicable provisions of the 1933 Act and the 1934 Act and the rules and regulations thereunder; provided, however, that NCC makes no representation or warranty with respect to any information provided by or on behalf of any PBI Company for inclusion in the Proxy Statement/Prospectus.

6.13     Regulatory Approvals. NCC knows of no reason why all requisite regulatory approvals regarding the Merger and the Bank Merger should not or cannot be obtained. NCC is “well capitalized” (as defined in 12 C.F.R. Part 225.2(r)) and “well managed” (as defined in 12 C.F.R. Part 225.2(s)). NBC is an “eligible bank” (as defined in 12 C.F.R. Part 5.3(g)).

6.14     Opinion of Counsel. NCC has no Knowledge of any facts that would preclude issuance of the opinion of counsel referred to in Section 9.1(e).

6.15     Financial Advisor. NCC has engaged Keefe, Bruyette & Woods, Inc. (the “NCC Financial Advisor”) to act as financial advisor to NCC in connection with the transaction, pursuant to which the NCC Financial Advisor agreed, upon request by NCC, to render an opinion to the NCC Board as to the fairness, from a financial point of view, to NCC of the consideration to be offered in the transaction. The NCC Board has received the opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of the NCC Financial Advisor to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, the merger consideration (defined in such opinion as the Exchange Ratio and the Per Share Cash Consideration, taken together) is fair, from a financial point of view, to NCC.

Article 7
CONDUCT OF BUSINESS PENDING CONSUMMATION

7.1     Covenants of All Parties.

(a)     Unless the prior written consent of the other Party shall have been obtained, and except as otherwise expressly provided for herein, until the earlier of the Effective Time or the termination of this Agreement, each Party shall and shall cause each of its Subsidiaries to (i) conduct its business in the usual, regular and ordinary course consistent with past practice and prudent banking principles (if applicable), (ii) preserve intact its business organization, goodwill, Assets and relationships with depositors, customers and employees and maintain its rights and franchises, and (iii) take no action, except as required by applicable Law, that would (A) adversely affect the ability of any Party to obtain any Consents required for the transactions provided for herein without imposition of a condition or restriction of the type referred to in the last sentences of Sections 9.1(b) or 9.1(c) of this Agreement or (B) adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

(b)     During the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, each of NCC and PBI shall cause its Designated Representative (and, if necessary, representatives of any of its Subsidiaries) to confer on a regular and frequent basis with the Designated Representative of the other Party hereto and to report on the general status of its and its Subsidiaries’ ongoing operations. Each of NCC and PBI shall permit the other Party hereto to make such investigation of its business or properties and its Subsidiaries and of their respective financial and legal conditions as the investigating Party may reasonably request. Each of NCC and PBI shall promptly notify the other Party hereto concerning (a) any material change in the normal course of its or any of its Subsidiaries’ businesses or in the operation of their respective properties or in their respective conditions; (b) any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) or the institution or the threat of any material Litigation involving it or any of its Subsidiaries; and (c) the occurrence or impending occurrence of any event or circumstance that would cause or constitute a breach of any of the representations, warranties or covenants contained herein; and each of NCC and PBI shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to prevent or promptly respond to same.

7.2     Covenants of PBI. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, PBI covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer, president or chief financial officer of NCC, which consent shall not be unreasonably withheld, except in connection with the actions referenced in subsections (b), (c), (d) or (e), in which case such consent may be withheld for any reason or no reason:

(a)     amend the Articles of Incorporation, Bylaws or other governing instruments of any PBI Company;

(b)     incur any additional debt obligation or other obligation for borrowed money except in the ordinary course of the business of PBI or its Subsidiaries consistent with past practices (which shall include the creation of deposit Liabilities, purchases of federal funds, sales of certificates of deposit, advances from the FRB or the Federal Home Loan Bank, entry into repurchase agreements fully secured by U.S. government or agency securities and issuances of letters of credit), or impose, or suffer the imposition, on any share of stock held by any PBI Company of any Lien or permit any such Lien to exist;

(c)     repurchase, redeem or otherwise acquire or exchange, directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any PBI Company, except in connection with the surrender of shares of PBI Common Stock in payment of the exercise price of PBI Options or PBI Warrants outstanding as of the date of this Agreement to purchase PBI Common Stock or the deemed acquisition of shares upon a “net exercise” of any such PBI Options or PBI Warrants, or declare or pay any dividend or make any other distribution in respect of PBI’s capital stock; provided, however, that PBI shall be permitted to pay (i) a distribution equal to 40% of the reasonably estimated taxable earnings of PBI from January 1, 2016 to the earlier of the Closing Date or December 31, 2016 and (ii) to the extent that the Closing Date occurs after January 1, 2017, a distribution equal to 40% of the reasonably estimated taxable earnings of PBI from January 1, 2017 to the Closing Date;

(d)     except for this Agreement or as required upon exercise of any of the PBI Options or the PBI Warrants that, in either case, are outstanding as of the date of this Agreement, or as provided for in Section 3.1(g) of this Agreement with respect to PBI Restricted Stock Units that are outstanding as of the date of this Agreement (which such PBI Options, PBI Warrants and PBI Restricted Stock Units do not and shall not result in the issuance of more than 697,413 shares of PBI Common Stock in the aggregate), issue, sell, grant, award, pledge, encumber, enter into any Contract to issue, sell, grant, award, pledge, or encumber, authorize the issuance of, or otherwise permit to become outstanding, any additional shares of PBI Common Stock or any other capital stock of any PBI Company, or any stock appreciation rights or restricted stock units, or any option, warrant, conversion or other right to acquire any such stock, or any debt or security convertible into any shares of such stock;

(e)     adjust, split, combine or reclassify any capital stock of any PBI Company or issue or authorize the issuance of any other securities with respect to or in substitution for shares of its capital stock or sell, lease, mortgage or otherwise encumber any shares of capital stock of any PBI Company or, other than in the ordinary course of business for reasonable and adequate consideration, any Asset;

(f)     acquire any direct or indirect equity interest in any Person, other than in connection with (i) foreclosures in the ordinary course of business and (ii) acquisitions of equity interests by any PBI Company acting solely in a fiduciary capacity;

(g)     except for the payments and amounts set forth on Schedule 7.2(g), (i) grant any increase in compensation or benefits to the directors, officers or employees of any PBI Company, except in accordance with past practices with respect to employees; (ii) pay any bonus except in accordance with past practices and pursuant to the provisions of an applicable program or plan adopted by the PBI Board prior to the date of this Agreement; or (iii) except as may be required by applicable Law or the express terms of this Agreement, enter into or amend any severance agreement, change in control agreement, warrant agreement, option agreement, restricted unit agreement or similar agreement with any director, officer or employee of any PBI Company;

(h)     except as set forth on Schedule 7.2(h), enter into or amend any employment Contract between any PBI Company and any Person (unless such amendment is required by Law) that the PBI Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time;

(i)     adopt any new employee benefit plan of any PBI Company or make any material change in or to any existing employee benefit plans of any PBI Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax-qualified status of any such plan;

(j)     make any material change in any accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in GAAP or RAP;

(k)     (i) commence any Litigation other than in accordance with past practice, or (ii) settle any Litigation involving any Liability of any PBI Company for material money damages or restrictions upon the operations of any PBI Company;

(l)     enter into any material transaction or course of conduct not in the ordinary course of business, or not consistent with safe and sound banking practices, or not consistent with applicable Laws;

(m)     fail to file timely any report required to be filed by it with any Regulatory Authority;

(n)     make any Loan or advance to any 5% stockholder, director or officer of PBI, or any member of the immediate family of the foregoing, or any Related Interest (to the Knowledge of any PBI Company) of any of the foregoing, except for advances under unfunded loan commitments in existence on the date of this Agreement and specifically described on Schedule 7.2(n) or renewals of any Loan or advance outstanding as of the date of this Agreement on terms and conditions substantially similar to the original Loan or advance;

(o)     cancel without payment in full, or modify in any material respect any Contract relating to, any loan or other obligation receivable from any 5% stockholder, director or officer of any PBI Company or any member of the immediate family of the foregoing, or any Related Interest (to the Knowledge of PBI or any of its Subsidiaries) of any of the foregoing;

(p)     except as set forth on Schedule 7.2(p), enter into any Contract for services or otherwise with any of the 5% stockholders, directors, officers or employees of any PBI Company or any member of the immediate family of the foregoing, or any Related Interest of any of the foregoing;

(q)     modify, amend or terminate any material Contract or waive, release, compromise or assign any material rights or claims, except in the ordinary course of business and for fair consideration;

(r)     file any application to relocate or terminate the operations of any banking office of it or any of its Subsidiaries;

(s)     except as may be required by applicable Law or to comply with any request or recommendation made by any Regulatory Authority, change its or any of its Subsidiaries’ lending, investment, Liability management and other material banking policies in any material respect;

(t)     intentionally take any action that would reasonably be expected to jeopardize or delay the receipt of any of the regulatory approvals required in order to consummate the transactions provided for in this Agreement;

(u)     take any action that would cause the transactions provided for in this Agreement to be subject to requirements imposed by any Takeover Law; and PBI shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions provided for in this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect;

(v)     make or renew any Loan, other than a Loan secured by a residential mortgage that will be sold in the secondary market, to any Person (including, in the case of an individual, his or her immediate family) who or that (directly or indirectly as though a Related Interest or otherwise) owes, or would as a result of such Loan or renewal owe, any PBI Company more than an aggregate of $1,000,000 of secured indebtedness or more than $150,000 of unsecured indebtedness; provided, however, that NCC shall be deemed to have approved any written request by a PBI Company to make or renew a Loan pursuant to this subsection (v) if NCC does not respond to such request within two (2) Business Days of receipt from such PBI Company of such request, which request shall include reasonable information to allow NCC to respond to such request;

(w)     increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with PBI’s past policies;

(x)     purchase or otherwise acquire any investment securities for its own account having an average remaining life to maturity greater than five years (except for municipal bonds of any maturity after consultation by a Designated Representative of PBI with a Designated Representative of NCC), or any asset-backed security, other than those issued or guaranteed by the Government National Mortgage Association, the Federal National Mortgage Association or Home Loan Mortgage Corporation;

(y)     except for residential real property, “other real estate owned” and mobile home property owned by and reflected on the books of PBI as of the date hereof, the sale of which will not, individually or in the aggregate, result in a material loss, sell, transfer, convey or otherwise dispose of any real property or interests therein having a book value in excess of or in exchange for consideration in excess of $100,000;

(z)     make or commit to make any capital expenditures individually in excess of $50,000, or in the aggregate in excess of $100,000;

(aa)     take any action that is likely to materially impair or delay PBI’s ability to perform any of its obligations under this Agreement or Private Bank’s ability to perform any of its obligations under the Bank Merger Agreement; or

(bb)      agree or commit to do any of the foregoing.

7.3     Adverse Changes in Condition. Each Party agrees to give written notice promptly (and in any event within two (2) Business Days) to the other Party upon becoming aware of the occurrence or impending occurrence or existence of any event, circumstance or fact relating to it or any of its Subsidiaries that (a) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party or (b) would reasonably be expected to cause, constitute, give rise to or result in a material breach at or prior to the Closing Date of any of its representations, warranties or covenants contained herein, and to use its commercially reasonable efforts to prevent or promptly to remedy the same; provided, however, that the delivery of any notice pursuant to this Section 7.3 shall not (i) limit or otherwise affect any remedies available to the Party receiving such notice or (ii) be deemed to amend or supplement the Schedules to this Agreement or prevent or cure any inaccuracy, misrepresentations, breach of warranty or breach of covenant.

7.4     Reports. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time, and PBI shall deliver to NCC copies of all such reports filed by PBI or its Subsidiaries promptly after the same are filed.

7.5     Acquisition Proposals.

(a)     PBI shall not, nor shall it permit any of its Subsidiaries to, nor shall it or its Subsidiaries authorize or permit any of their respective officers, directors, employees, representatives or agents to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal which constitutes, any Acquisition Proposal, (ii) enter into any letter of intent or agreement related to any Acquisition Proposal other than a confidentiality agreement (each, an “Acquisition Agreement”), or (iii) participate in any discussions or negotiations regarding, or take any other action knowingly to facilitate any inquiries or the making of any proposal that constitutes, or that would reasonably be expected to lead to, any Acquisition Proposal; provided, however, that if, at any time prior to the PBI Stockholders’ Meeting, and without any breach of the terms of this Section 7.5(a), (A) PBI receives an unsolicited bona fide written Acquisition Proposal from any Person that in the good faith judgment of the PBI Board is, or is reasonably likely to lead to the delivery of, a Superior Proposal, and (B) the PBI Board determines in good faith, after consultation with outside legal counsel, that failure to participate in discussions with such Person concerning such Acquisition Proposal would likely result in a violation of its fiduciary duties under applicable Law, then PBI may (x) furnish information (including non-public information) with respect to PBI to any such Person pursuant to a confidentiality agreement containing confidentiality provisions no more favorable to such Person than those in the Confidentiality Agreement between NCC and PBI dated June 3, 2016 (provided that PBI must contemporaneously furnish to NCC all such information furnished to such Person), and (y) participate in negotiations with such Person regarding such Acquisition Proposal.

(b)     Except as set forth in Section 10.1(k) below, neither the PBI Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to NCC, the approval or recommendation by the PBI Board, or such committee, of the Merger or this Agreement; (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; or (iii) authorize or permit PBI or any of its Subsidiaries to enter into any Acquisition Agreement.

(c)     PBI agrees that it and its Subsidiaries shall, and PBI shall direct its and its Subsidiaries’ respective officers, directors, employees, representatives and agents to, immediately cease and cause to be terminated any activities, discussions or negotiations with any Persons with respect to any Acquisition Proposal. PBI agrees that it will notify NCC promptly (and in any event within 24 hours) if, to PBI’s Knowledge, any Acquisition Proposal is received by, any information is requested from, or any discussions or negotiations relating to an Acquisition Proposal are sought to be initiated or continued with, PBI, its Subsidiaries, or their officers, directors, employees, representatives or agents. The notice shall indicate the name of the Person making such Acquisition Proposal or taking such action and the material terms and conditions of any proposals or offers, and, thereafter, PBI shall keep NCC informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions and negotiations. PBI also agrees that it will promptly request each Person that has heretofore executed a confidentiality agreement in connection with any Acquisition Proposal to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries.

7.6     Stockholder Litigation. PBI shall provide NCC the opportunity to participate in the defense or settlement of any stockholder litigation against PBI or its directors relating to the transactions contemplated by this Agreement throughout the course of any such litigation, and PBI shall in good faith consider the recommendations by NCC regarding such litigation. PBI shall not settle any stockholder litigation without NCC’s prior written consent (such consent not to be unreasonably withheld or delayed).

7.7     Covenants of NCC. Except as expressly permitted or contemplated by this Agreement, or as required by applicable Law, or with the prior written consent of PBI, which consent shall not be unreasonably withheld, during the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, NCC shall not, and shall not permit any of its Subsidiaries to, take any action that is reasonably likely to materially impair or delay NCC’s ability to consummate the Merger and the transactions provided for in this Agreement or NBC’s ability to consummate the Bank Merger and the transactions provided for in the Bank Merger Agreement.

Article 8
additional agreements

8.1     Regulatory Matters.

(a)     NCC shall prepare the S-4 Registration Statement as promptly as reasonably practicable after the date hereof. Assuming that PBI promptly furnishes all information concerning the PBI Companies needed for preparation of the S-4 Registration Statement, NCC shall use commercially reasonable efforts to file the S-4 Registration Statement with the SEC within 90 days following the date hereof. NCC shall use commercially reasonable efforts to have the S-4 Registration Statement declared effective under the 1933 Act as promptly as reasonably practicable after such filing. As promptly as reasonably practicable after the S-4 Registration Statement has been declared effective by the SEC, PBI shall mail the Proxy Statement/Prospectus to its stockholders simultaneously with delivery of notice of the PBI Stockholders’ Meeting. NCC shall also use commercially reasonable efforts to obtain all necessary state securities Law Permits and approvals required to carry out the transactions provided for in this Agreement, and PBI shall furnish all information concerning PBI and the holders of PBI Common Stock as may be requested in connection with any such action. If, at any time prior to the Effective Time, any event shall occur that should be set forth in an amendment of, or a supplement to, the Proxy Statement/Prospectus, PBI will promptly inform NCC and cooperate and assist NCC in preparing such amendment or supplement and mailing the same to the stockholders of PBI. Subject to Section 10.1(k) of this Agreement, the PBI Board shall unanimously recommend that the holders of PBI Common Stock vote for and adopt the Merger provided for in the Proxy Statement/Prospectus and this Agreement. In accordance with the listing rules of the Nasdaq Stock Market, NCC shall either, as applicable: (i) cause the shares of NCC Common Stock issuable to holders of PBI Common Stock upon consummation of the Merger to be approved for listing on Nasdaq on or prior to the Closing Date or (ii) notify Nasdaq of the issuance of the shares of NCC Common Stock in the Merger within the requisite time period after the Closing Date.

(b)     The Parties shall cooperate with each other and use their commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings and to obtain as promptly as practicable all Consents of all third parties and Regulatory Authorities that are necessary or advisable to consummate the transactions provided for in this Agreement and the Bank Merger Agreement. NCC and PBI shall have the right to review in advance, and to the extent practicable, each will consult with the other on, in each case subject to applicable Laws relating to the exchange of information, all the information relating to NCC or PBI, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Regulatory Authority in connection with the transactions provided for in this Agreement. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. The Parties agree that they will consult with each other with respect to the obtaining of all Permits and Consents, approvals and authorizations of all third parties and Regulatory Authorities necessary or advisable to consummate the transactions provided for in this Agreement, and each Party will keep the other apprised of the status of matters relating to completion of the transactions provided for in this Agreement.

(c)     NCC and PBI shall, upon request, furnish to each other all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters that may be reasonably necessary or advisable in connection with the Proxy Statement/Prospectus, the S-4 Registration Statement or any other statement, filing, notice or application made by or on behalf of NCC, PBI or any of their Subsidiaries to any Regulatory Authority in connection with the Merger, the Bank Merger or any other transactions provided for in this Agreement.

(d)     NCC and PBI shall promptly furnish to each other copies of all applications, notices, petitions and filings with all Regulatory Authorities, and all written communications received by NCC or PBI, as the case may be, or any of their respective Subsidiaries, Affiliates or associates from, or delivered by any of the foregoing to, any Regulatory Authority, in respect of the transactions provided for herein.

(e)     NCC will indemnify and hold harmless PBI and its officers, directors and employees from and against any and all actions, causes of action, losses, damages, expenses or Liabilities to which PBI or any director, officer, employee or controlling person thereof may become subject under applicable Laws (including the 1933 Act and the 1934 Act) and rules and regulations thereunder and will reimburse PBI and any such director, officer, employee or controlling person for any legal or other expenses reasonably incurred in connection with investigating or defending any actions, whether or not resulting in Liability, insofar as such losses, damages, expenses, Liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the S-4 Registration Statement, the Proxy Statement/Prospectus, or any application, notice, petition, or filing with any Regulatory Authority, or arise out of or are based upon the omission or alleged omission to state a material fact required to be stated therein, or necessary in order to make the statement therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing in connection therewith by any NCC Company.

(f)     PBI will indemnify and hold harmless NCC and its officers, directors and employees from and against any and all actions, causes of action, losses, damages, expenses or Liabilities to which NCC or any director, officer, employee or controlling person thereof may become subject under applicable Laws (including the 1933 Act and the 1934 Act) and rules and regulations thereunder and will reimburse NCC and any such director, officer, employee or controlling person for any legal or other expenses reasonably incurred in connection with investigating or defending any actions, whether or not resulting in Liability, insofar as such losses, damages, expenses, Liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the S-4 Registration Statement, the Proxy Statement/Prospectus, or any application, notice, petition, or filing with any Regulatory Authority, or arise out of or are based upon the omission or alleged omission to state a material fact required to be stated therein, or necessary in order to make the statement therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing in connection therewith by any PBI Company.

8.2     Access to Information.

(a)     From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, upon reasonable notice and subject to applicable Laws relating to the exchange of information, NCC and PBI shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other access to all of their respective properties, books, contracts, commitments and records, and, during such period, each of NCC and PBI shall, and shall cause its Subsidiaries to, make available to the other (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the Securities Laws or federal or state banking Laws (other than reports or documents that such Party is not permitted to disclose under applicable Law, in which case such Party shall notify the other Party of the nondisclosure and the nature of such information) and (ii) such other information concerning its business, properties and personnel as the other Party may reasonably request; provided, however, that neither Party shall be required to provide any information to the other if such Party reasonably determines that providing such information violates the rights of such Party’s customers under applicable Law or jeopardizes the attorney-client privilege of the Party in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the Parties).

(b)     All information furnished by NCC to PBI or its representatives pursuant hereto shall be treated as the sole property of NCC and, if the Merger shall not occur, PBI and its representatives shall return to NCC all of such written information and all documents, notes, summaries or other materials containing, reflecting or referring to, or derived from, such information. PBI shall, and shall use its commercially reasonable efforts to cause its representatives to, keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall continue for three (3) years from the date on which the proposed Merger is abandoned and shall not apply to (i) any information that (x) was already in PBI’s possession prior to the disclosure thereof by NCC; (y) was then generally known to the public; or (z) was disclosed to PBI by a third party not bound by an obligation of confidentiality, or (ii) disclosures made as required by Law.

(c)     All information furnished by PBI or its Subsidiaries to NCC or its representatives pursuant hereto shall be treated as the sole property of PBI and, if the Merger shall not occur, NCC and its representatives shall return to PBI all of such written information and all documents, notes, summaries or other materials containing, reflecting or referring to, or derived from, such information. NCC shall, and shall use its commercially reasonable efforts to cause its representatives to, keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall continue for three (3) years from the date on which the proposed Merger is abandoned and shall not apply to (i) any information that (x) was already in NCC’s possession prior to the disclosure thereof by PBI or any of its Subsidiaries; (y) was then generally known to the public; or (z) was disclosed to NCC by a third party not bound by an obligation of confidentiality, or (ii) disclosures made as required by Law.

(d)     No investigation by any of the Parties or their respective representatives shall affect the representations and warranties of the other Parties set forth herein.

8.3     Efforts to Consummate. Subject to the terms and conditions of this Agreement, each of PBI and NCC shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions provided for in this Agreement, including, without limitation, obtaining of all of the Consents and satisfying the conditions contained in Article 9 hereof. Concurrently with the execution and delivery of this Agreement, PBI shall deliver to NCC all Voting Agreements, Non-Competition Agreements and Claims Letters required to be executed and delivered pursuant to Sections 1.4, 8.17 and 8.18 hereof.

8.4     Stockholders’ Meeting. PBI shall call the PBI Stockholders’ Meeting, to be held as soon as reasonably practicable after the date on which the S-4 Registration Statement is declared effective by the SEC, for the purpose of voting upon this Agreement and the Merger and such other related matters as PBI deems appropriate. In connection with the PBI Stockholders’ Meeting: (i) PBI shall, with the assistance of NCC, prepare, publish and mail a notice of meeting in accordance with the requirements of the OCGA; (ii) NCC shall furnish all information concerning it that PBI may reasonably request in connection with conducting the PBI Stockholders’ Meeting; (iii) NCC shall prepare and furnish to PBI, for printing, copying and distribution to PBI’s stockholders at PBI’s expense, the form of the Proxy Statement/Prospectus; (iv) PBI shall furnish all information concerning it that NCC may reasonably request in connection with preparing the Proxy Statement/Prospectus; (v) subject to Section 10.1(k) of this Agreement, the PBI Board shall recommend to its stockholders the approval of this Agreement; and (vi) PBI shall use its best efforts to obtain its stockholders’ approval. The Parties will use their commercially reasonable efforts to prepare a preliminary draft of the Proxy Statement/Prospectus within 60 days of the date of this Agreement, and will consult with one another on the form and content of the Proxy Statement/Prospectus (including the presentation of draft copies of such materials to each other) prior to filing with the SEC and delivery to PBI stockholders.

8.5     Certificate of Objections. As soon as practicable (but in no event more than three (3) Business Days) after the PBI Stockholders’ Meeting, PBI shall deliver to NCC a certificate of the Secretary of PBI containing the names of the stockholders of PBI that (a) gave written notice at or prior to the taking of the vote on this Agreement at the PBI Stockholders’ Meeting that they dissent from the Merger, and (b) did not vote in favor of approval of this Agreement. Such certificate shall include the number of shares of PBI Common Stock held by each such stockholder and the mailing address of each such stockholder.

8.6     Publicity. Neither NCC nor PBI shall, or shall permit any of its Subsidiaries or Affiliates to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public disclosure concerning, the transactions provided for in this Agreement without the consent of the other Party, which consent will not be unreasonably withheld. Prior to issuing or publishing any press release or other public announcement or disclosure regarding the transactions contemplated by this Agreement, the releasing party shall provide a copy of the release or announcement to the other Party prior to the issuance, and shall provide a reasonable opportunity for comment. Nothing in this Section 8.6, however, shall be deemed to prohibit any Party from making any disclosure that it deems necessary or advisable, with the advice of counsel, in order to satisfy such Party’s disclosure obligations imposed by Law or Nasdaq.

8.7     Expenses. All costs and expenses incurred in connection with the transactions provided for in this Agreement and the Bank Merger Agreement, including, without limitation, registration fees, printing fees, mailing fees, attorneys’ fees, accountants’ fees, other professional fees and costs related to expenses of officers and directors of a Party shall be paid by the Party incurring such costs and expenses. Each Party hereby agrees to satisfy, and shall indemnify the other Party against, any Liability arising from any such fee or payment incurred by such Party. Nothing contained herein shall limit either Party’s rights under Article 10 to recover any damages arising out of a Party’s willful breach of any provision of this Agreement.

8.8     Failure to Close.

(a)     NCC expressly agrees to consummate the transactions provided for herein upon the completion of all conditions to Closing and shall not take any action reasonably calculated to prevent the Closing and shall not unreasonably delay any action reasonably required to be taken by it to facilitate the Closing.

(b)     PBI expressly agrees to consummate the transactions provided for herein upon the completion of all conditions to Closing and shall not take any action reasonably calculated to prevent the Closing and shall not unreasonably delay any action reasonably required to be taken by it to facilitate the Closing.

8.9     Tax Treatment. Each of the Parties undertakes and agrees to use its commercially reasonable efforts to cause the Merger and the Bank Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the IRC for federal income tax purposes.

8.10     Compliance Matters. Prior to the Effective Time, PBI shall take, or cause to be taken, all commercially reasonable steps requested by NCC to cure any deficiencies in regulatory compliance by PBI; provided, however, that NCC shall not be responsible for discovering such defects, shall not have any obligation to disclose the existence of such defects to PBI, and shall not have any Liability resulting from such deficiencies or attempts to cure them.

8.11     Conforming Accounting and Reserve Policies. At the request of NCC, PBI shall, immediately prior to Closing, establish and take such charge-offs, reserves and accruals as NCC reasonably shall request to conform PBI’s loan, accrual, capital, reserve and other accounting policies to the policies of NBC (collectively, the “Conforming Adjustments”).

8.12     Notice of Deadlines. Schedule 8.12 lists the deadlines for extensions or terminations of any material leases, agreements or licenses listed on Schedule 5.15.

8.13     Bank Merger. NCC and PBI agree to take all action necessary and appropriate, including causing the entering into of the Bank Merger Agreement as soon as practicable following the date of this Agreement, to effectuate the Bank Merger in accordance with applicable Laws and the terms of the Bank Merger Agreement as of the Effective Time or such later time, if any, as determined by NCC. Notwithstanding the foregoing, the Bank Merger may be abandoned at the election of NCC at any time, whether before or after filings are made for regulatory approval of the Bank Merger.

8.14     Directors’ and Officers’ Indemnification.

(a)     With respect to any claim for indemnification pursuant to this Section 8.14 that is received by NCC on or prior to the third (3rd) anniversary of the Effective Time, NCC shall indemnify each director and officer of PBI (each, an “Indemnified Party”) against all Liabilities arising out of actions or omissions occurring upon or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the extent permitted under the Articles of Incorporation and Bylaws of PBI as in effect on the date of this Agreement, subject to (i) the limitations and requirements of such Articles of Incorporation and Bylaws, and (ii) applicable Law, including, without limitation, Section 14-2-851 of the OCGA. With respect to any claim for indemnification pursuant to this Section 8.14 that is received by NCC after the third (3rd) anniversary of the Effective Time but on or prior to the sixth (6th) anniversary of the Effective Time, NCC shall indemnify each Indemnified Party against all Liabilities arising out of actions or omissions occurring upon or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the extent mandated under the Articles of Incorporation and Bylaws of the PBI as in effect on the date of this Agreement, subject to (i) the limitations and requirements of such articles of incorporation and bylaws, and (ii) applicable Law, including, without limitation, Section 14-2-851 of the OCGA.

(b)     Any Indemnified Party wishing to claim indemnification under Section 8.14(a) above, upon learning of any such Liability or Litigation, shall promptly notify NCC thereof; provided that the failure to so notify shall not affect the obligation of NCC under this Section 8.14 unless, and only to the extent that, NCC is actually and materially prejudiced in the defense of such claim as a consequence. In the event of any claim or Litigation that may give rise to indemnity obligations on the part of NCC (whether arising before or after the Effective Time), (i) NCC shall have the right to assume the defense thereof, and NCC shall not be liable to such Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if NCC elects not to assume such defense or counsel for the Indemnified Party advises that there are substantive issues that raise conflicts of interest between NCC and the Indemnified Party under the rules of professional ethics, the Indemnified Party may retain counsel satisfactory to him or her, and NCC shall pay all reasonable fees and expenses of such counsel for the Indemnified Party; provided, that NCC shall be obligated to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction; (ii) all Indemnified Parties will cooperate in the defense of any such Litigation; and (iii) NCC shall not be liable for any settlement effected without its prior written consent; and provided further, that NCC shall not have any obligation hereunder to the extent that such arrangements are prohibited by applicable Law.

(c)     For a period of six (6) years following the Effective Time, NCC will use its commercially reasonable efforts to provide director’s and officer’s liability insurance (“D&O Insurance”) that serves to reimburse the present and former officers and directors of PBI or its Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events occurring before the Effective Time (including the transactions contemplated hereby), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Party, as the coverage currently provided by PBI as of the date of this Agreement; provided, however, that (i) if NCC is unable to maintain or obtain the insurance called for by this Section 8.14(c), then NCC will provide as much comparable insurance as is reasonably available, (ii) officers and directors of PBI or its Subsidiaries may be required to make application and provide customary representations and warranties to the carrier of the D&O Insurance for the purpose of obtaining such insurance, and (iii) in satisfaction of its obligations under this Section 8.14(c), NCC may require PBI to purchase, prior to but effective as of the Effective Time, tail insurance providing such coverage prior to Closing. Whether or not NCC or PBI shall procure such coverage, in no event shall PBI expend, or NCC be required to expend, for such tail insurance a premium amount in excess of $160,000 (the “Maximum D&O Tail Premium”). If the cost of such tail insurance exceeds the Maximum D&O Tail Premium, then PBI or NCC, as applicable, shall obtain tail insurance coverage or a separate tail insurance policy with the greatest coverage available for a cost not exceeding the Maximum D&O Tail Premium.

(d)     If NCC or any of its successors and assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its property and assets to any individual, corporation or other entity, then, in each such case, proper provision shall be made so that the successors and assigns of NCC and its Subsidiaries shall assume the obligations set forth in this Section 8.14. The provisions of this Section 8.14 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

8.15     System Integration. From and after the date hereof, subject to applicable Law and regulation, PBI shall, and shall cause its directors, officers and employees to, and shall make all commercially reasonable efforts (without undue disruption to either business) to cause Private Bank’s data processing consultants and software providers to, cooperate and assist Private Bank and NBC in connection with an electronic and systematic conversion of all applicable data of Private Bank to the NBC system following the Effective Time and the consummation of the Bank Merger, including the training of Private Bank employees during normal business hours without undue disruption to Private Bank’s business.

8.16     Coordination; Integration. Subject to applicable Law and regulation, during the period from the date hereof until the Effective Time, PBI shall cause the Chief Executive Officer of Private Bank or, if such Person is unavailable, another senior officer thereof, to assist and confer with the officers of NBC, on a weekly basis, relating to the development, coordination and implementation of the post-Bank Merger operating and integration plans of NBC, as the resulting association in the Bank Merger. Notwithstanding the conversion of the core processing and other data processing and information systems of Private Bank in conjunction with the Bank Merger, and subject to applicable provisions of Law and non-objection from any Regulatory Authorities, following the Bank Merger, the former main office and branches of Private Bank, along with any branches of NBC in the same market area and under common day-to-day management with the former branches of Private Bank, will operate and conduct business under either, as applicable, the trade name “Private Bank of Buckhead, a division of National Bank of Commerce,” the trade name “Private Bank of Decatur, a division of National Bank of Commerce,” or the trade name “Private Plus Mortgage, a division of National Bank of Commerce” for at least two (2) years following the Effective Time (along with signage, stationery and marketing materials in such name).

8.17     Non-Competition Agreements. PBI shall cause each non-employee director of PBI to execute and deliver to NCC a Non-Competition Agreement in the form attached hereto as Exhibit B concurrently with the execution and delivery of this Agreement and effective upon the Effective Time.

8.18     Claims Letters. PBI shall cause each director and executive officer of PBI to execute and deliver a Claims Letter in the form attached hereto as Exhibit C concurrently with the execution and delivery of this Agreement and effective upon the Effective Time.

8.19     Employment Agreements.

(a)        As of the date of this Agreement, PBI has entered into agreements that terminate, effective immediately prior to (and subject to the occurrence of) the Effective Time, the employment, consulting, severance, change in control, or similar agreements or arrangements with the individuals set forth on Schedule 8.19(a) (collectively, the “Employment Agreement Termination Letters”). The foregoing terminations shall be for payment amounts not to exceed those set forth on Schedule 8.19(a).

(b)        As of the date of this Agreement, NBC (as successor to Private Bank) has entered into five-year employment and non-competition agreements that become effective as of (and subject to the occurrence of) the Effective Time with the individuals set forth on Schedule 8.19(b).

(c)        As of the date of this Agreement, NBC (as successor to Private Bank) has entered into four-year employment and non-competition agreements that become effective as of (and subject to the occurrence of) the Effective Time with the individuals set forth on Schedule 8.19(c) (collectively with the agreements referenced in Section 8.19(b) above, the “Employment Agreements”).

8.20     Section 280G Matters. Prior to the Closing, NCC and PBI will work together in good faith to implement mutually satisfactory arrangements such that the Merger will not trigger or result in any payment, including, without limitation, any “excess parachute payment,” as defined in Section 280G of the IRC, that could be disallowed as a deduction or result in the payment of excise taxes under Section 280G of the IRC.

8.21     Employee Matters.

(a)     Following the Effective Time, NCC shall maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of employees (as a group) who are full-time active employees of PBI and its Subsidiaries on the Closing Date (“Covered Employees”) that provide employee benefits and compensation opportunities that, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities that are made available on a uniform and non-discriminatory basis to similarly situated employees of NCC or its Subsidiaries, as applicable; provided, however, that in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of NCC or its Subsidiaries. Subject to applicable Law and the terms and conditions of NCC’s benefit plans and the requirements of the insurers thereunder, NCC shall give the Covered Employees full credit for their prior service with the PBI Companies (i) for purposes of eligibility (including initial participation and eligibility for current benefits) and vesting under any qualified or non-qualified employee benefit plan maintained by NCC and in which Covered Employees may be eligible to participate and (ii) for all purposes under any welfare benefit plans, vacation plans and similar arrangements maintained by NCC (which shall not include, for the sake of clarity, any severance obligations under Section 8.21(e) below). Each Covered Employee’s accrued paid time off and unused sick time will be credited towards one or a combination of NCC’s welfare benefit plans.

(b)     With respect to any employee benefit plan of NCC that is a health, dental, vision or other welfare plan in which any Covered Employee is eligible to participate, for the plan year in which such Covered Employee is first eligible to participate, NCC shall use commercially reasonable efforts to (i) cause any pre-existing condition limitations or eligibility waiting periods under such NCC plan to be waived with respect to such Covered Employee to the extent that such condition was or would have been covered under the PBI Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, and (ii) recognize any health, dental, vision or other welfare expenses incurred by such Covered Employee in the year that includes the Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental, vision or other welfare plan.

(c)     Prior to the Effective Time, PBI shall, and shall cause its Subsidiaries to, take all actions requested by NCC that may be necessary or appropriate to (i) cause one or more PBI Benefits Plans to terminate as of the Effective Time, or as of the date immediately preceding the Effective Time, (ii) cause benefit accruals and entitlements under any PBI Benefit Plan to cease as of the Effective Time, or as of the date immediately preceding the Effective Time, (iii) cause the continuation on and after the Effective Time of any contract, arrangement or insurance policy relating to any PBI Benefit Plan for such period as may be requested by NCC, or (iv) facilitate the merger of any PBI Benefit Plan into any employee benefit plan maintained by NCC or an NCC Subsidiary. All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of this Section 8.21(c) shall be subject to NCC’s reasonable prior review and approval, which shall not be unreasonably withheld, conditioned or delayed.

(d)     Nothing in this Section 8.21 shall be construed to limit the right of NCC or any of its Subsidiaries to amend or terminate any PBI Benefit Plan or other employee benefit plan, to the extent that such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 8.21 be construed to require NCC or any of its Subsidiaries to retain the employment of any particular Covered Employee for any fixed period of time following the Closing Date, and the continued retention (or termination) by NCC or any of its Subsidiaries of any Covered Employee subsequent to the Effective Time shall be subject in all events to NCC’s or its applicable Subsidiary’s normal and customary employment procedures and practices, including customary background screening and evaluation procedures and satisfactory employment performance.

(e)     If, within nine (9) months after the Effective Time, any Covered Employee becomes a PBI Terminated Employee, NCC will pay severance to such PBI Terminated Employee in an amount equal to two (2) weeks’ weekly salary or wages in effect for such PBI Terminated Employee at the Effective Time for each twelve (12) months of such PBI Terminated Employee’s prior employment with a PBI Company; provided, however, that in no event will the total amount of severance payable to any single PBI Terminated Employee exceed $45,000 in the aggregate or be less than four (4) weeks of such PBI Terminated Employee’s weekly salary or wages. Any severance to which a Covered Employee may be entitled in connection with a termination occurring more than nine (9) months after the Effective Time will be as set forth in, and subject to, any severance policies of NCC and its Subsidiaries as then in effect. For the sake of clarity, this Section 8.21(e) does not apply to or benefit any Covered Employee who is a party to an Employment Agreement or any change in control or severance agreement; rather, the terms and conditions of such Employment Agreement, change in control agreement or severance agreement, as applicable, shall govern and control upon any termination of employment.

8.22     Tax Status.

(a)      PBI shall not permit any of the holders of PBI Common Stock to revoke PBI’s election to be taxed as an “S corporation,” or take or allow any action or fail to take any action that would result in the termination of PBI’s status as a validly electing “S corporation” within the meaning of IRC Sections 1361 and 1362, or the termination of any PBI Subsidiary’s status as a ‘‘qualified subchapter S subsidiary’’ within the meaning of IRC Section 1361(b)(3)(B).

(b)     If any Tax authority determines or proposes to determine that PBI did not have a valid election in effect under IRC Section 1362(a) to be treated as an S corporation as of the Closing Date (without regard to the transfer of PBI Common Stock under this Agreement), then the PBI Tax Representative shall cooperate with NCC and use commercially reasonable efforts to obtain from the IRS a waiver of the termination and reinstatement of such S corporation status through the Closing Date pursuant to Section 1362(f) and any similar relief available with respect to state and local income taxation. In the event of such a challenge to its S corporation status, the PBI Tax Representative shall promptly take all steps pursuant to IRC Section 1362(f)(3), and shall make such adjustments as may be required by the IRS pursuant to IRC Section 1362(f)(4), as a condition to obtaining such waiver and reinstating the S corporation status through the Closing Date (and any similar adjustments required under analogous state and local Tax provisions).

(c)     The PBI Tax Representative shall prepare and file the S election termination or revocation Tax Return, Form 1120S, U.S. Income Tax Return for an S Corporation, of PBI, for any period ending on or before the Closing Date, and any related state or local income Tax return of PBI. For the sake of clarity, the holders of PBI Common Stock prior to the Effective Time shall be liable for any Taxes due on any such Tax returns covered by this sub-section (c). NCC shall be provided a copy of such Tax returns at least thirty (30) days prior to the filing thereof for the purpose of reviewing and offering comments thereon to the PBI Tax Representative. For avoidance of doubt, the taxable income of PBI for the final short S corporation tax year shall be based on a closing of the books as contemplated under IRC Section 1377(a) and shall be subject to the rules under IRC Section 1377(a)(2) as if the taxable year consisted of two separate taxable years (closing of the books).

(d)     The PBI Tax Representative, NCC and PBI shall cooperate with each other and provide access to such information as any of them reasonably may request of the others in connection with the preparation and filing of any Tax return pursuant to sub-section (c) or in connection with any audit or other action in respect of any such Tax return. Such cooperation and information shall include providing copies of relevant Tax returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Tax authorities. The PBI Tax Representative and NCC shall retain all Tax returns, schedules and work papers, records and other documents in its possession relating to any pre-Closing Tax matters of PBI, including Tax matters relating to Tax returns prepared and filed in accordance with sub-section (c), for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax returns and other documents relate, without regard to extensions, except to the extent notified in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax returns, schedules and work papers, records and other documents in its possession relating to Tax matters of PBI for any taxable period beginning before the Closing Date, the PBI Tax Representative, NCC and PBI (as the case may be) shall provide the other applicable Party or Parties with reasonable written notice and offer the other applicable Party or Parties the opportunity to take custody of such materials.

(e)     Prior to the Closing Date, PBI shall pay for the preparation and review of such Tax returns, schedules, and related forms as are required to be prepared and/or filed by the PBI Tax Representative pursuant to this Section 8.22.

Article 9
conditions precedent to obligations to consummate

9.1     Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions provided for herein are subject to the satisfaction of the following conditions, unless waived by the Parties pursuant to Section 11.4 of this Agreement:

(a)     Stockholder Approval. The stockholders of PBI shall have approved this Agreement by the requisite vote, and the consummation of the transactions provided for herein, as and to the extent required by Law and by the provisions of any governing instruments.

(b)     Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger and the Bank Merger shall have been obtained or made and shall be in full force and effect, and all notice and waiting periods required by Law to have passed after receipt of such Consents shall have expired. No Consent obtained from any Regulatory Authority that is necessary to consummate the transactions provided for herein shall be conditioned or restricted in a manner (including, without limitation, requirements relating to the raising of additional capital or the disposition of Assets) that in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions provided for in this Agreement as to render inadvisable the consummation of the Merger or the Bank Merger.

(c)     Consents and Approvals. Each of the Parties shall have obtained any and all Consents required for consummation of the Merger and the Bank Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party that, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent so obtained that is necessary to consummate the transactions provided for herein shall be conditioned or restricted in a manner that in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger or the Bank Merger.

(d)     Legal Proceedings. No court or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action that prohibits, restricts or makes illegal consummation of the Merger, the Bank Merger or any other transaction provided for in this Agreement. No action or proceeding shall have been instituted by any Person, and the Parties shall not have Knowledge of any threatened action or proceeding by any Person, that seeks to restrain the consummation of the Merger, the Bank Merger or any other transaction provided for in this Agreement that, in the opinion of the NCC Board or the PBI Board, renders it impossible or inadvisable to consummate the transactions provided for in this Agreement.

(e)     Tax Opinion. PBI and NCC shall have received a written opinion of counsel from Maynard, Cooper & Gale, P.C. in form reasonably satisfactory to them (the “Tax Opinion”), to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the IRC, (ii) the exchange in the Merger of PBI Common Stock for NCC Common Stock will not give rise to gain or loss to the stockholders of PBI with respect to such exchange (except to the extent of any cash received), and (iii) neither PBI nor NCC will recognize gain or loss as a consequence of the Merger (except for income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the IRC). In rendering such Tax Opinion, counsel for NCC shall be entitled to rely upon representations of officers of PBI and NCC reasonably satisfactory in form and substance to such counsel.

(f)     S-4 Registration Statement Effective. The S-4 Registration Statement shall have been declared effective under the 1933 Act by the SEC and no stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued and no action, suit, proceeding or investigation for that purpose shall have been initiated or threatened by the SEC. NCC shall have received all state securities Laws permits or other authorizations, or confirmations as to the availability of exemptions from registration requirements, as may be necessary to issue the NCC Common Stock pursuant to the terms of this Agreement.

(g)     Exchange Listing. In accordance with the listing rules of the Nasdaq Stock Market, NCC shall have either, as applicable: (i) caused the shares of NCC Common Stock issuable to holders of PBI Common Stock upon consummation of the Merger to be approved for listing on Nasdaq or (ii) made arrangements to notify Nasdaq of the issuance of the shares of NCC Common Stock in the Merger within the requisite time period after the Closing Date.

9.2     Conditions to Obligations of NCC. The obligations of NCC to perform this Agreement and consummate the Merger and the other transactions provided for herein are subject to the satisfaction of the following conditions, unless waived by NCC pursuant to Section 11.4(a) of this Agreement:

(a)     Representations and Warranties. The representations and warranties of PBI set forth or referred to in this Agreement or in any certificate or document delivered pursuant to the provisions hereof that are qualified as to materiality or Material Adverse Effect shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties that are confined to a specified date shall speak only as of such date), and the representations and warranties of PBI set forth or referred to in this Agreement or in any certificate or document delivered pursuant to the provisions hereof that are not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties that are confined to a specified date shall speak only as of such date). Notwithstanding the foregoing, the representations and warranties of PBI set forth in Section 5.3(a) and Section 5.3(b) (Capital Stock), and the second sentence of Section 5.4(b) (PBI Subsidiaries) shall be true and correct in all respects, except for such failures to be true and correct as are de minimis, as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time, and the representations and warranties of PBI set forth in Section 5.7 (Absence of Certain Changes or Events) and Section 5.18 (Statements True and Correct) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time.

(b)     Performance of Obligations. Each and all of the agreements, obligations and covenants of PBI to be performed and complied with pursuant to this Agreement and the other agreements provided for herein prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c)     Certificates. PBI shall have delivered to NCC (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions to NCC’s obligations set forth in Sections 9.2(a), 9.2(b), 9.2(d) and 9.2(m) of this Agreement have been satisfied, (ii) certified copies of resolutions duly adopted by the PBI Board and the PBI stockholders evidencing the taking of all corporate action necessary to authorize the Merger and the execution, delivery and performance of this Agreement, and (iii) certified copies of resolutions duly adopted by the Board of Directors of Private Bank and by PBI as the sole stockholder of Private Bank evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of the Bank Merger Agreement and the consummation of the transactions provided for therein, all in such reasonable detail as NCC and its counsel shall request.

(d)     Net Worth Requirement. As of the close of business on the last Business Day prior to the Closing Date (the “PBI Measuring Date”), the Adjusted PBI Shareholders’ Equity shall not be less than $31,000,000, as determined in accordance with GAAP. For purposes of this Section 9.2(d), “Adjusted PBI Shareholders’ Equity” means the consolidated equity of PBI as set forth on the balance sheet of PBI on the PBI Measuring Date (excluding any Conforming Adjustments), minus any unrealized gains or plus any unrealized losses (as the case may be) in PBI’s securities portfolio due to mark-to-market adjustments as of the PBI Measuring Date and after adding the sum of (a) all fees and expenses of all attorneys, accountants, the PBI Financial Advisor and other advisors and agents for PBI and its Subsidiaries for services rendered solely in connection with the transactions contemplated by this Agreement and which do not exceed in the aggregate $1,000,000, and (b) the payments, if any, made by PBI under the Employment Agreement Termination Letters, (c) the premiums, if any, paid by PBI for the D&O Insurance in accordance with Section 8.14(c) above, (d) payments made by PBI in respect of the final Tax returns of PBI pursuant to Section 8.22(e) above, and (e) any other amounts requested by NCC in writing to be expensed by PBI prior to the PBI Measuring Date.

(e)     Indebtedness. PBI shall have delivered to NCC payoff letters, in form and substance acceptable to NCC, from the appropriate Persons relating to all items of Indebtedness (the “Payoff Letters”), together with all Lien release documents related to such Indebtedness and UCC-3 termination statements with respect to the financing statements filed against the assets of PBI or any of the PBI Subsidiaries, in each case, in form and substance acceptable to NCC, and all such Indebtedness shall have been paid, satisfied or discharged in full by PBI prior to the Closing Date.

(f)     Conforming Adjustments. The Conforming Adjustments shall have been made to the satisfaction of NCC in its sole discretion.

(g)     Matters Relating to 280G Taxes. NCC shall be reasonably satisfied, either through mutually agreeable pre-Closing amendments or otherwise, that PBI shall have taken any and all reasonably necessary steps such that neither the Merger nor the Bank Merger will trigger any “excess parachute payment” (as defined in Section 280G of the IRC) under any employment agreements, change in control agreements, PBI Benefit Plans, or supplemental compensation, retirement or similar arrangements between a PBI Company and any officers, directors, or employees thereof.

(h)     Employment Agreements. NCC shall have received documentation reasonably satisfactory to NCC that all of the Employment Agreement Termination Letters and all of the Employment Agreements have been duly executed and delivered and shall become fully binding and effective immediately prior to the Effective Time or as of the Effective Time, respectively, and that each of the individuals listed on Schedule 9.2(h) shall become employees of NBC as of the Effective Time under the terms of the Employment Agreements.

(i)     Regulatory Matters. No agency or department of federal, state or local government or any Regulatory Authority or the staff thereof shall have (i) asserted that any PBI Company is not in material compliance with any of the Laws or Orders that such governmental authority or Regulatory Authority enforces, (ii) revoked any material Permits, or (iii) issued, or required any PBI Company to consent to the issuance or adoption of, a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or any board resolution or similar undertaking, that, in the reasonable estimation of NCC, restricts or impairs the conduct of such PBI Company’s business or future prospects.

(j)     Absence of Adverse Facts. There shall have been no reasonable determination by NCC in good faith that any fact, Litigation, claim, event or condition exists or has occurred that, in the reasonable judgment of NCC, (i) would have a Material Adverse Effect on, or may be foreseen to have a Material Adverse Effect on, PBI, (ii) would be materially adverse to the interests of NCC on a consolidated basis or (iii) would render the Merger or the other transactions provided for in this Agreement impractical because of any state of war, national emergency, banking moratorium or general suspension of trading on any national securities exchange.

(k)     Consents Under Agreements. PBI shall have obtained all consents or approvals of each Person (other than the Consents of the Regulatory Authorities) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation to, or the continuation by a PBI Subsidiary of, as the case may be, any obligation, right or interest of PBI or such PBI Subsidiary under any loan or credit agreement, note, mortgage, indenture, lease, license, Contract or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of NCC, individually or in the aggregate, have a Material Adverse Effect on the Surviving Corporation or the PBI Subsidiary at issue or upon consummation of the transactions provided for in this Agreement.

(l)     Material Condition. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger by any Regulatory Authority that, in connection with the grant of any Consent by any Regulatory Authority, imposes any restriction or condition on NCC or any NCC Subsidiary, which, even if not reasonably likely to have a Material Adverse Effect on NCC, in the opinion of NCC is materially and unreasonably burdensome on NCC’s business following the Effective Time or which would reduce the economic benefits of the transactions contemplated by this Agreement to NCC to such a degree that NCC would not have entered into this Agreement had such condition or restriction been known to it at the date hereof.

(m)     Deposits. NCC shall have received Schedule 5.32 updated as of the PBI Measuring Date and the brokered deposits and other items described or required to be described thereon shall not exceed, in the aggregate, $25,000,000.

(n)     Loan Portfolio. NCC shall have received Schedule 5.9(a)(iv) updated as of the PBI Measuring Date and there shall not have been any material increase since the date of this Agreement in the Loans described or required to be described thereon; provided, however, that regardless of any such increase, the condition in this Section 9.2(n) shall be deemed to be satisfied if the quotient of the aggregate amount of the Classified Loans of the PBI Companies as of the PBI Measuring Date divided by the sum of (i) PBI’s equity plus (ii) the PBI Allowance, both as set forth on PBI’s balance sheet on the PBI Measuring Date, is less than 0.30.

(o)     PBI Benefit Plans. NCC shall have received such evidence and documentation as it shall have reasonably requested to effectuate the provisions of Section 8.21(c) regarding the PBI Benefit Plans (including termination of the PBI Restricted Stock Unit Plan).

(p)     Bank Merger Agreement. Prior to the PBI Stockholders’ Meeting, the Bank Merger Agreement shall have been executed and delivered by Private Bank and approved by Private Bank’s shareholder.

(q)     Shareholders Agreement. PBI and its stockholders shall have taken all corporate action necessary to terminate the Shareholders Agreement.

9.3     Conditions to Obligations of PBI. The obligations of PBI to perform this Agreement and consummate the Merger and the other transactions provided for herein are subject to the satisfaction of the following conditions, unless waived by PBI pursuant to Section 11.4(b) of this Agreement:

(a)     Representations and Warranties. The representations and warranties of NCC set forth or referred to in this Agreement or in any certificate or document delivered pursuant to the provisions hereof that are qualified as to materiality or Material Adverse Effect shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties that are confined to a specified date shall speak only as of such date), and the representations and warranties of NCC set forth or referred to in this Agreement or in any certificate or document delivered pursuant to the provisions hereof that are not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties that are confined to a specified date shall speak only as of such date). Notwithstanding the foregoing, the representations and warranties of NCC set forth in Section 6.6 (Absence of Certain Changes or Events) and Section 6.10 (Statements True and Correct) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time.

(b)     Performance of Obligations. Each and all of the agreements, obligations and covenants of NCC to be performed and complied with pursuant to this Agreement and the other agreements provided for herein prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c)     Certificates. NCC shall have delivered to PBI (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions to PBI’s obligations set forth in Sections 9.3(a) and 9.3(b) of this Agreement have been satisfied, (ii) certified copies of resolutions duly adopted by the NCC Board evidencing the taking of all corporate action necessary to authorize the Merger and the execution, delivery and performance of this Agreement by NCC, and the consummation of the transactions provided for herein, and (iii) certified copies of resolutions duly adopted by the Board of Directors of NBC and by NCC as the sole stockholder of NBC evidencing the taking of all corporate action necessary to authorize the Bank Merger and the execution, delivery and performance of the Bank Merger Agreement by NBC, and the consummation of the transactions provided for therein, all in such reasonable detail as PBI and its counsel shall request.

(d)     Regulatory Matters. No agency or department of federal, state or local government, or any Regulatory Authority or the staff thereof shall have (i) asserted that any NCC Company is not in material compliance with any of the Laws or Orders that such governmental authority or Regulatory Authority enforces, or (ii) issued, or required any NCC Company to consent to the issuance or adoption of, a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or any board resolution or similar undertaking that, in the reasonable estimation of PBI, restricts or impairs the conduct of such NCC Company’s business or future prospects.

Article 10
TERmination

10.1     Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the stockholders of PBI, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a)     by mutual written consent of the NCC Board and the PBI Board; or

(b)     by the NCC Board or the PBI Board in the event of an inaccuracy of any representation or warranty contained in this Agreement that cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such inaccuracy and which inaccuracy is reasonably likely, in the opinion of the non-breaching Party, to have, individually or in the aggregate, a Material Adverse Effect on the breaching Party; or

(c)     by the NCC Board or the PBI Board in the event of a material breach by the other Party of any covenant, agreement or other obligation contained in this Agreement that cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach; or

(d)     by the NCC Board or the PBI Board (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, agreement or other obligation contained in this Agreement) if (i) any Consent of any Regulatory Authority required for consummation of the Merger, the Bank Merger or the other transactions provided for herein shall have been denied by final non-appealable action of such authority or if any action taken by such Regulatory Authority is not appealed within the time limit for appeal, or (ii) the stockholders of PBI fail to vote their approval of this Agreement and the transactions provided for herein as required by applicable Law at the PBI Stockholders’ Meeting where the transactions are presented to such PBI stockholders for approval and voted upon; or

(e)     by the NCC Board if, notwithstanding any disclosures in the Schedules attached hereto or otherwise, (i) there shall have occurred any Material Adverse Effect with respect to PBI, or (ii) any facts or circumstances shall develop or arise after the date of this Agreement that are reasonably likely to cause or result in any Material Adverse Effect with respect to PBI, and such Material Adverse Effect (or such facts or circumstances) shall not have been remedied within fifteen (15) days after receipt by PBI of notice in writing from NCC specifying the nature of such Material Adverse Effect and requesting that it be remedied; or

(f)     by the PBI Board if, notwithstanding any disclosures in the Schedules attached hereto or otherwise, (i) there shall have occurred any Material Adverse Effect with respect to NCC, or (ii) any facts or circumstances shall develop or arise after the date of this Agreement that are reasonably likely to cause or result in any Material Adverse Effect with respect to NCC, and such Material Adverse Effect (or such facts or circumstances) shall not have been remedied within fifteen (15) days after receipt by NCC of notice in writing from PBI specifying the nature of such Material Adverse Effect and requesting that it be remedied; or

(g)     by the NCC Board or the PBI Board if the Merger shall not have been consummated on or before 210 days following the date of this Agreement, if the failure to consummate the transactions provided for herein on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(g); provided, however, that if on such 210th day approval by a Regulatory Authority is pending and has not been finally resolved or any stockholder litigation referenced in Section 7.6 has not been resolved (by dismissal, settlement or otherwise), then such number of days shall be automatically increased from 210 to 270; or

(h)     by the NCC Board or the PBI Board if any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 10.1(g) of this Agreement and such failure was not the fault of the terminating Party; or

(i)     by the NCC Board if (i) the holders of in excess of seven and one half percent (7.5%) of the outstanding shares of PBI Common Stock properly assert their dissenters’ rights of appraisal pursuant to applicable Law; or

(j)     by the NCC Board if (i) the PBI Board shall have withdrawn, or adversely modified, or failed upon NCC’s request to reconfirm its recommendation of the Merger or this Agreement, (ii) the PBI Board shall have approved or recommended to the stockholders of PBI that they approve an Acquisition Proposal other than that contemplated by this Agreement, (iii) PBI fails to call the PBI Stockholders’ Meeting or otherwise breaches its obligations in Section 8.4 hereof, or (iv) any Person (other than PBI or an Affiliate of PBI) or group becomes the beneficial owner of 50% or more of the outstanding shares of PBI Common Stock; or

(k)     by the PBI Board if it concludes in good faith that an Acquisition Proposal constitutes a Superior Proposal and (after consultation with outside legal counsel) that failure to terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal would likely result in a violation of its fiduciary duties under applicable Law; provided, however, that the PBI Board may not terminate this Agreement pursuant to this Section 10.1(k) unless and until (i) PBI shall have complied with the terms of this Agreement; (ii) the PBI Board determines in good faith (after consultation with outside legal counsel) that such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal after taking into account all adjustments to the terms of this Agreement that may be offered by NCC under this Section 10.1(k); (iii) the PBI Board has given NCC at least three (3) Business Days’ prior written notice of its intention to terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal (which notice shall specify the material terms and conditions of any such Superior Proposal, including the identity of the Person making such Superior Proposal) and has contemporaneously provided to NCC an unredacted copy of the relevant proposed transaction agreements with the Person making such Superior Proposal; and (iv) PBI has negotiated, and has caused its representatives to negotiate, in good faith with NCC during such notice period (to the extent NCC wishes to negotiate) to enable NCC to revise the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal. In the event of any material change to the terms of such Superior Proposal, PBI shall, in each case, be required to deliver to NCC a new written notice, the notice period shall recommence, and PBI shall be required to comply with its obligations under this Section 10.1(k) with respect to such new written notice. Any termination under this Section 10.1(k) shall be subject to NCC’s receipt of the Termination Fee as set forth in Section 10.2(b) below, and if such amount is not received by NCC in accordance therewith, any purported termination pursuant to this Section 10.1(k) shall be null and void. PBI agrees (x) that it will not enter into a definitive agreement with respect to any Superior Proposal until at least the fifth (5th) Business Day after it has provided the notice to NCC required hereby, and (y) to notify NCC promptly in writing if its intention to enter into a definitive agreement referred to in its notification shall change at any time after giving such notification; or

(l)     by the PBI Board if both of the following conditions are satisfied:

(i)	the Average Quoted Price is less than $19.20 (calculated as 80% of the Starting Price); and

(ii)

the quotient obtained by dividing the Average Quoted Price by the Starting Price is less than 80% of the quotient obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date.

If the PBI Board elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice thereof to NCC at any time during the two (2) Business Day period commencing on the Business Day following the Determination Date; provided that such notice of election to terminate may be withdrawn at any time within the aforementioned two (2) Business Day period. During the two (2) Business Day period commencing on the Business Day following the day on which NCC receives such notice, NCC shall have the option, but not the obligation, to increase the consideration to be paid for each Stock Election Share by making a cash payment (as part of the Merger consideration in addition to, and not in lieu of, the NCC Common Stock into which such Stock Election Share is converted pursuant to Section 3.1(c) of this Agreement) for each Stock Election Share (the “Cash Payment Per Stock Election Share”) in an amount (rounded to the nearest cent) equal to the product of (x) the Exchange Ratio and (y) the difference between (i) $19.20 and (ii) the Average Quoted Price; provided, however, that NCC shall not be permitted to elect to make the Cash Payment Per Stock Election Share if making such cash payments would preclude issuance of the opinion of counsel referred to in Section 9.1(e).

If NCC makes this election within such two (2) Business Day period, it shall give prompt written notice to PBI of such election, whereupon no termination shall have occurred pursuant to this Section 10.1(l), and this Agreement shall remain in effect in accordance with its terms. If the Closing Date would naturally occur during NCC’s two (2) Business Day option period pursuant to the terms of this Agreement, the Closing Date shall be extended until a date selected by NCC no more than ten (10) Business Days following the close of such two-day period (unless NCC does not exercise its option and the Agreement is thereby terminated).

PBI and the PBI Subsidiaries shall not, and shall use their best efforts to ensure that their respective executive officers, directors, and stockholders who may be deemed an “affiliate” (as defined in SEC Rules 145 and 405) of PBI do not, purchase or sell on Nasdaq, or submit a bid to purchase or an offer to sell on Nasdaq, directly or indirectly, any shares of NCC Common Stock or any options, rights or other securities convertible into shares of NCC Common Stock during the determination period for the Average Quoted Price.

For purposes of this Section 10.1(l), the following terms shall have the meanings indicated:

“Average Quoted Price” has the meaning defined in Section 11.1.

“Determination Date” means the Nasdaq trading day ending on the fifth (5th) Business Day prior to the date of the Closing.

“Index Price” on a given date means the closing price of the Nasdaq Bank Index as reported by Bloomberg LP (symbol: CBNK).

“Starting Date” means August 30, 2016, the effective date of this Agreement.

“Starting Price” means $24.00.

The calculations pursuant to this Section 10.1(l) shall be appropriately adjusted to reflect any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into NCC Common Stock, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of NCC Common Stock outstanding after the date hereof and prior to the Closing Date.

10.2     Effect of Termination.

(a)     In the event of a termination of this Agreement by either the NCC Board or the PBI Board as provided in Section 10.1, this Agreement shall become void and there shall be no Liability or obligation on the part of NCC or PBI or their respective Subsidiaries or any of the officers or directors of any of them, except that this Section 10.2 and Article 11 and Sections 8.2 (Access to Information) and 8.7 (Expenses) of this Agreement shall survive any such termination; provided, however, that nothing herein shall relieve any breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, obligation or agreement giving rise to such termination.

(b)     In the event that this Agreement is terminated (i) by the NCC Board pursuant to Section 10.1(j), (ii) by the PBI Board pursuant to Section 10.1(k), or (iii) otherwise by the PBI Board at a time when the NCC Board or NCC has grounds to terminate the Agreement pursuant to Section 10.1(j), then PBI shall, in the case of clause (i), two (2) Business Days after the date of such termination or, in the case of clause (ii) or (iii), on the date of such termination, pay to NCC, by wire transfer of immediately available funds, the amount of $1,750,000 (the “Termination Fee”).

(c)     In the event that (i) after the date hereof and prior to the PBI Stockholders’ Meeting, an Acquisition Proposal shall have been publicly disclosed or any Person shall have publicly disclosed that, subject to the Merger being disapproved by PBI stockholders or otherwise rejected, it will make an Acquisition Proposal with respect to PBI, and thereafter this Agreement is terminated by the NCC Board or the PBI Board pursuant to Section 10.1(d)(ii), and (ii) concurrently with such termination or within nine (9) months of such termination, PBI enters into a definitive agreement with respect to such Acquisition Proposal or consummates such Acquisition Proposal, then PBI shall, upon the earlier of entering into a definitive agreement with respect to such Acquisition Proposal or consummating such Acquisition Proposal, pay to NCC, by wire transfer of immediately available funds, the Termination Fee.

(d)     PBI acknowledges that the agreements contained in Sections 10.2(b) and 10.2(c) are an integral part of the transactions provided for in this Agreement, and that, without these agreements, NCC would not enter into this Agreement; accordingly, if PBI fails to promptly pay the amount due pursuant to Section 10.2(b) or Section 10.2(c), as the case may be, and, in order to obtain such payment, NCC commences a suit which results in a judgment for any of the Termination Fee, PBI shall pay NCC its costs and expenses (including attorneys’ fees) in connection with such suit.

10.3     Non-Survival of Representations and Covenants. The respective representations, warranties, obligations, covenants and agreements of the Parties shall not survive the Effective Time, except for those covenants and agreements contained in this Agreement which by their terms apply in whole or in part after the Effective Time.

Article 11
MISCELLANEOUS

11.1     Definitions. (a) Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

“1933 Act” shall mean the Securities Act of 1933, as amended.

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

“Acquisition Proposal,” with respect to PBI, means a tender or exchange offer, proposal for a merger, acquisition of all the stock or Assets of, consolidation or other business combination involving PBI or any of its Subsidiaries or any proposal or offer to acquire in any manner more than 10% of the voting power in, or more than 10% of the business, Assets or deposits of, PBI or any of its Subsidiaries, including a plan of liquidation of PBI or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

“Affiliate” of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

“Agency” means the Federal Housing Administration, the Federal Home Loan Mortgage Corporation, the Farmers Home Administration (now known as Rural Housing and Community Development Services), the Federal National Mortgage Association, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture or any other Regulatory Authority with authority to (i) determine any investment, origination, lending or servicing requirements with regard to mortgage Loans originated, purchased or serviced by any PBI Company or (ii) originate, purchase, or service mortgage Loans, or otherwise promote mortgage lending, including state and local housing finance authorities.

“Agreement” shall mean this Agreement and Plan of Merger, including the Exhibits and Schedules delivered pursuant hereto and incorporated herein by reference. References to “the date of this Agreement,” “the date hereof” and words of similar import shall refer to the date this Agreement was first executed, as indicated in the introductory paragraph on the first page hereof.

“Assets” of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Average Quoted Price” shall mean the price (rounded to two decimal places) derived by adding the closing price of one share of NCC Common Stock as reported on Nasdaq on each of the ten (10) consecutive trading days ending on the fifth Business Day prior to the date of the Closing, and dividing such sum by ten (10).

“BHC Act” shall mean the federal Bank Holding Company Act of 1956, as amended.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which national banking institutions in Alabama are authorized or obligated by Law or executive order to close (provided that, with respect to filings to be made with the SEC, a day on which such a filing is to be made is a Business Day only if the SEC is open to accept filings).

“Classified Loans” means Loans that have been classified by any bank examiner, whether regulatory or internal, or, in the exercise of reasonable diligence by PBI or by any Regulatory Authority, should have been classified, as “other loans Specifically Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Watch List,” “Criticized,” “Credit Risk Assets,” “concerned loans” or words of similar import.

“Closing” shall mean the closing of the Merger and the other transactions provided for herein, as described in Section 1.2 of this Agreement.

“Consent” shall mean any consent, approval, authorization, clearance, exemption, waiver or similar affirmation by any Person pursuant to any Contract, Law, Order or Permit.

“Contract” shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, debenture, instrument, trust agreement, guarantee, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“Default” shall mean (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit, where, in any such event, such Default is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

“Designated Representative” shall mean (i) with respect to PBI, Charles B. Crawford, Jr.; and (ii) with respect to NCC, John H. Holcomb, III; William E. Matthews, V; or Richard Murray, IV.

“DGCL” shall mean the Delaware General Corporation Law, as amended.

“Disqualification” shall mean the occurrence of any of the following events: (i) the director or nominee shall be prohibited by Law, Order or otherwise from serving on the NCC Board or the board of directors of NBC, (ii) the director or nominee shall have been convicted of any felony, (iii) the director or nominee shall file (or any entity of which such director or nominee shall have been an executive officer or controlling person within the two (2) years prior to filing shall file) a voluntary petition under any federal or state bankruptcy or insolvency law, or the director or nominee shall become (or any entity of which the director or nominee shall have been an executive officer or controlling person within two (2) years prior to filing shall become) the subject of an involuntary petition filed under any such law that is not dismissed within 90 days, (iv) the director or nominee shall be involved in any of the events or circumstances enumerated in Item 401(f)(2)-(6) of Regulation S-K (or any successor or substitute provision of similar import) promulgated by the SEC, or similar provisions of state “blue sky” laws, (v) the director or nominee shall have been removed from the NCC Board by the stockholders of NCC without the encouragement or recommendation of NCC, (vi) the members of NCC’s or NBC’s nominating committee, as applicable, shall have concluded in good faith that nominating such individual would constitute a breach of their fiduciary duties, or (vii) the director or nominee shall have resigned or retired from the NCC Board or the board of directors of NBC, as applicable.

“Employment Laws” shall mean all Laws relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, unemployment wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health and plant closing, including, but not limited to, 42 U.S.C. § 1981, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Equal Pay Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Americans with Disabilities Act, Workers’ Compensation, Uniformed Services Employment and Re-Employment Rights Act of 1994, Older Workers Benefit Protection Act, Pregnancy Discrimination Act and the Worker Adjustment and Retraining Notification Act.

“Environmental Laws” shall mean all Laws that are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over pollution or protection of the environment.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any related company or trade or business that is required to be aggregated with any PBI Company under Sections 414(b), (c), (m) or (o) of the IRC.

“Exchange Agent” shall mean Broadridge Corporate Issuer Solutions, Inc.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“FRB” or “Federal Reserve Board” shall mean Board of Governors of the Federal Reserve System.

“GAAP” shall mean generally accepted accounting principles, consistently applied during the periods involved.

“Hazardous Material” shall mean any pollutant, contaminant, or hazardous substance within the meaning of the Comprehensive Environment Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., or any similar federal, state or local Law.

“Indebtedness” means the aggregate amount (including the current portion thereof), without duplication, of:

(a)      all of PBI’s and each PBI Subsidiary’s indebtedness, contingent or otherwise, for money borrowed from others, purchase money indebtedness (other than accounts payable by PBI or a PBI Subsidiary to any Person in the ordinary course of business to the extent such accounts payable are not more than ninety (90) days past due) and reimbursement obligations of PBI or a PBI Subsidiary with respect to letters of credit;

(b)      all of the indebtedness and obligations of the type described in clause (a) of this definition guaranteed in any manner by PBI or a PBI Subsidiary through an agreement, contingent or otherwise, to supply funds to, or in any other manner invest in, the debtor, or to purchase indebtedness, or to purchase and pay for property if not delivered or pay for services if not performed, primarily or exclusively, for the purpose of enabling the debtor to make payment of the indebtedness or obligation or to insure the owners of the indebtedness or obligation against loss, but excluding the endorsements of checks and other instruments in the ordinary course of business;

(c)      all of the indebtedness or obligations of the type described in clauses (a) and (b) of this definition secured by any Lien upon property owned by PBI or a PBI Subsidiary, even though neither PBI nor a PBI Subsidiary has in any manner become liable for the payment of such indebtedness;

(d)      all of PBI’s or a PBI Subsidiary’s obligations to pay rent or other amounts under any lease of (or other arrangement covering the right to use) real or personal property that are required to be classified and accounted for as capital leases on a consolidated balance sheet of PBI as of such date computed in accordance with GAAP;

(e)      the deferred purchase price of assets, property or services incurred outside the ordinary course of business by PBI or a PBI Subsidiary;

(f)      all indebtedness of others guaranteed or in effect guaranteed directly or indirectly in any manner by PBI or a PBI Subsidiary;

(g)      all obligations pursuant to which PBI or a PBI Subsidiary is responsible for any earn-out or similar contingent purchase price payment arising from events occurring on or before the Effective Time; and

(h)      all accrued but unpaid interest expense and all penalties, fees, charges and prepayment premiums that are payable, in each case with respect to any of the indebtedness or obligations described in this definition, including as a result of the entry into this Agreement and the consummation of the Merger (including any repayment of Indebtedness at or prior to the Effective Time).

“Insurer” means a Person who insures or guarantees for the benefit of the mortgagee all or any portion of the risk of loss upon borrower default on any of the mortgage Loans originated, purchased or serviced by any PBI Company, including the Federal Housing Administration, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture and any private mortgage insurer, and providers of hazard, title or other insurance with respect to such mortgage Loans or the related collateral.

“IRC” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Knowledge” as used with respect to a Party or any of its Subsidiaries shall mean the actual knowledge of the officers and directors of such Party or its Subsidiary, as applicable, and that knowledge that any director of the Party or its Subsidiary, as applicable, would have obtained upon a reasonable examination of the books, records and accounts of such Party or its Subsidiary, as applicable, and that knowledge that any officer of the Party or its Subsidiary, as applicable, would have obtained upon a reasonable examination of the books, records and accounts of such officer and such Party or its Subsidiary, as applicable.

“Law” shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including, without limitation, those promulgated, interpreted or enforced by any of the Regulatory Authorities.

“Liability” shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including, without limitation, costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge or claim of any nature whatsoever of, on or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, and (iii) Liens which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

“Litigation” shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including, without limitation, Contracts related to it), or the transactions provided for in this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“Loan Investor” means any Person (including an Agency) having a beneficial interest in any mortgage Loan originated, purchased or serviced by any PBI Company or a security backed by or representing an interest in any such mortgage Loan.

“Loan Property” shall mean any property owned by a Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Material Adverse Effect” on a Party shall mean an event, change or occurrence that, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, results of operations, business or prospects of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions provided for in this Agreement; provided, however, that “material adverse impact” shall not be deemed to include the impact of (v) changes in, or effects arising from or relating to, general business or economic conditions affecting the industry in which a Party operates, (w) changes in banking and similar Laws of general applicability or interpretations thereof by courts of governmental authorities, (x) changes in GAAP or RAP generally applicable to banks and their holding companies, (y) actions or omissions of a Party taken as required by this Agreement or with the prior informed written consent of the other Party in contemplation of the transactions contemplated by this Agreement and (z) the Merger (including the incurrence of any expenses related thereto and required by this Agreement) or the announcement of the Merger on the operating performance of the Parties, except to the extent that the changes described in clauses (v), (w) and (x) have a materially disproportionate adverse effect on such Party relative to other similarly situated participants in the markets in which such Party operates.

“Nasdaq” shall mean the Nasdaq Global Select Market System.

“NCC Board” shall mean the Board of Directors of NCC.

“NCC Common Stock” shall mean the common stock of NCC, par value $0.01 per share.

“NCC Companies” shall mean, collectively, NCC and all NCC Subsidiaries.

“NCC Financial Statements” shall mean (i) the audited consolidated balance sheets (including related notes and schedules, if any) of NCC as of December 31, 2015, 2014 and 2013, and the related statements of income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) for the years then ended, and (ii) the consolidated balance sheets of NCC (including related notes and schedules, if any) and related statements of income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) with respect to periods ended subsequent to December 31, 2015.

“NCC Preferred Stock” shall mean the preferred stock of NCC, par value $0.01 per share.

“NCC Subsidiaries” shall mean the Subsidiaries of NCC.

“OCC” shall mean the Office of the Comptroller of the Currency.

“OCGA” shall mean the Official Code of Georgia Annotated.

“Order” shall mean any administrative decision or award, decrees, injunction, judgment, regulation, directive, consent agreement, memorandum of understanding, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

“Participation Facility” shall mean any facility in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, includes the owner or operator or such property, but only with respect to such property.

“Party” shall mean PBI or NCC, and “Parties” shall mean PBI and NCC.

“PBI 401(k) Plan” shall mean the Private Bank of Buckhead Section 401(k) Profit Sharing Plan.

“PBI Board” shall mean the Board of Directors of PBI.

“PBI Call Reports” shall mean (i) the Reports of Income and Condition of Private Bank for the years ended December 31, 2015, 2014 and 2013, as filed with the FDIC; (ii) the Reports of Income and Condition of Private Bank delivered by PBI to NCC with respect to periods ended subsequent to December 31, 2015; (iii) the Consolidated Financial Statements for Bank Holding Companies, Form FR Y-9SP, of PBI for the years ended December 31, 2015, 2014 and 2013; and (iv) the Consolidated Financial Statements for Bank Holding Companies, Form FR Y-9SP, of PBI with respect to periods ended subsequent to December 31, 2015.

“PBI Capital Warrant” shall mean a PBI Warrant issued pursuant to an Organizer Warrant Agreement dated as of December 11, 2006, as amended, between PBI and the organizer of PBI named therein, of which there are no more than 33,000 in the aggregate outstanding as of the date of this Agreement.

“PBI Companies” shall mean, collectively, PBI and all PBI Subsidiaries.

“PBI Designee” means one (1) director of PBI to be identified by NCC before the Effective Time who is reasonably acceptable to PBI.

“PBI Financial Statements” shall mean (i) the audited balance sheets (including related notes and schedules, if any) of PBI as of December 31, 2015, 2014 and 2013, and the related statements of income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) for the years then ended, together with the report thereon of Porter Keadle Moore, LLC, independent certified public accountants, and (ii) the unaudited balance sheets of PBI (including related notes and schedules, if any) and related statements of income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) with respect to periods ended subsequent to December 31, 2015.

“PBI Restricted Stock Unit” shall mean a restricted stock unit issued pursuant to the PBI Restricted Stock Unit Plan.

“PBI Restricted Stock Unit Plan” shall mean the Private Bancshares, Inc. Restricted Stock Unit Plan, effective as of January 1, 2011, as amended from time to time.

“PBI Stock Option Plan” shall mean the Private Bancshares, Inc. 2006 Stock Incentive Plan.

“PBI Stockholders’ Meeting” shall mean the meeting of the stockholders of PBI to be held pursuant to Section 8.4 of this Agreement, including any adjournment or adjournments thereof.

“PBI Subsidiaries” shall mean the Subsidiaries of PBI, which shall include the PBI Subsidiaries described in Section 5.4 of this Agreement and any corporation, bank, savings association or other organization acquired as a Subsidiary of PBI in the future and owned by PBI at the Effective Time.

“PBI Tax Representative” means Terence B. Freeman.

“PBI Terminated Employee” means any Covered Employee who is terminated by any NCC Company solely as a result of the Merger (i.e., elimination of duplicative jobs, elimination of such person’s position, etc.), and not as a result of inadequate performance or other good cause. Any Covered Employee with respect to whom all of the following apply shall also be considered a PBI Terminated Employee: (i) such person is an employee of any PBI Company both on the date of this Agreement and immediately prior to the Effective Time, and (ii) such person is offered continued employment by an NCC Company that either (A) does not provide a salary at least equal to that provided to such person by a PBI Company on the date of this Agreement and benefits at least consistent with those provided by such NCC Company to its similarly situated employees or (B) requires such person to relocate his or her place of employment more than twenty five (25) miles from such person’s place of employment on the date of this Agreement, and (iii) such person does not accept such offer of continued employment by such NCC Company.

“PBI Warrant” shall mean a warrant representing the right to purchase a share of PBI Common Stock granted pursuant to a PBI Warrant Agreement.

“PBI Warrant Agreement” shall mean either a Director Warrant Agreement or an Organizer Warrant Agreement, as applicable, in each case dated as of December 11, 2006, between PBI and the director or organizer, respectively, of PBI named therein, as duly amended in accordance with Section 3.1(f) of this Agreement.

“Permit” shall mean any federal, state, local and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.

“Person” shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert or any person acting in a representative capacity.

“RAP” means regulatory accounting principles.

“Regulatory Authorities” shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the FRB, the OCC, the FDIC, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NASD, FINRA, and the SEC.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Laws” shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Shareholders Agreement” means that certain Amended and Restated Shareholders Agreement dated as of April 26, 2007, by and among PBI and the shareholders of PBI.

“Subsidiaries” shall mean all those corporations, banks, associations or other entities of which the entity in question owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

“Superior Proposal” means a bona fide written Acquisition Proposal that the PBI Board concludes in good faith to be materially more favorable from a financial point of view to PBI’s stockholders than the Merger and the other transactions contemplated hereby, after (i) receiving the advice of its financial advisors (who shall be a nationally recognized investment banking firm, NCC agreeing that the PBI Financial Advisor is a nationally recognized investment banking firm), (ii) taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (iii) taking into account all legal (with the advice of outside legal counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable Law; provided that for purposes of this definition of “Superior Proposal,” the references to “more than 10%” in the definition of Acquisition Proposal shall be deemed to be references to “100%” and the definition of Acquisition Proposal shall only refer to a transaction involving PBI and not its Subsidiaries.

“Taxes” shall mean any federal, state, county, local, foreign and other taxes, assessments, charges, fares, and impositions, including interest and penalties thereon or with respect thereto.

(b)     Capitalized terms defined in other Sections of this Agreement shall have the definitions set forth in such Sections, as indicated below.

Defined Term	Section

Adjusted PBI Shareholders’ Equity	9.2(d)

Acquisition Agreement	7.5(a)

Agreement	Preamble

Articles of Merger	1.3

Bank Merger	1.5

Bank Merger Agreement	1.5

Cash Election Share	3.1(d)(i)

Cash Election Share Limitation	3.1(d)(i)

Certificate of Merger	1.3

Closing Date	1.2

COBRA Coverage	5.14(f)(i)

Conforming Adjustments	8.11

Covered Employees	8.21(a)

Cutoff	4.2

D&O Insurance	8.14(c)

Determination Date	10.1(l)

Dissenter Provisions	3.3

Dissenting Shares	3.3

Effective Time	1.3

Election Deadline	3.1(d)(iii)

Election Form	3.1(d)(ii)

Employment Agreements	8.19(c)

Defined Term	Section

Employment Agreement Termination Letters	8.19(a)

Exchange Ratio	3.1(c)

Identifiable Personal Information	5.31

Indemnified Party	8.14(a)

Index Price	10.1(l)

Loans	5.9(a)(i)

Maximum D&O Tail Premium	8.14(c)

Merger	Preamble

NBC	1.5

NCC	Preamble

NCC Financial Advisor	6.15

NCC Option	3.1(e)

OFAC	5.12(b)

PBI	Preamble

PBI Advisory Fee	5.24

PBI Allowance	5.9(a)(v)

PBI Benefit Plans	5.14(a)

PBI Capital Warrant Conversion Ratio	3.1(f)

PBI Certificate	4.2

PBI Common Stock	5.3(a)

PBI Contracts	5.15

PBI ERISA Plan	5.14(a)

Defined Term	Section

PBI Financial Advisor	5.24

PBI Litigation Reserve	5.9(a)(v)

PBI Measuring Date	9.2(d)

PBI Nonvoting Common Stock	5.3(a)

PBI Option	3.1(e)

PBI Voting Common Stock	5.3(a)

Per Share Cash Consideration	3.1(d)(i)

Potential Cash Payment	3.1(d)(v)(A)

Private Bank	1.5

Proxy Statement/Prospectus	5.18

Related Interest	5.15

Starting Date	10.1(l)

Starting Price	10.1(l)

Stock Election Shares	3.1(d)(iii)

S-4 Registration Statement	5.18

Surviving Corporation	1.1

Takeover Laws	5.28

Tax Opinion	9.1(e)

Termination Fee	10.2(b)

Total Cash Amount	3.1(d)(i)

11.2     Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the parties hereto with respect to the transactions provided for herein and supersedes all prior arrangements or understandings with respect thereto, written or oral.

11.3     Amendments. This Agreement may be amended by the Parties, by action taken or authorized by their respective Boards, at any time before or after approval of the matters presented in connection with this Agreement by the stockholders of PBI; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of PBI, there may not be, without further approval of such stockholders, any amendment of this Agreement that requires further approval under applicable Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

11.4     Waivers.

(a)     Prior to or at the Effective Time, NCC, acting through the NCC Board, its chief executive officer or another authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by PBI, to waive or extend the time for the compliance or fulfillment by PBI of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of NCC under this Agreement, except any condition that, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of NCC. No representation or warranty in this Agreement shall be affected or deemed waived by reason of the fact that NCC or its representatives knew or should have known that any such representation or warranty was, is, might be or might have been inaccurate in any respect.

(b)     Prior to or at the Effective Time, PBI, acting through the PBI Board, its chief executive officer or another authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by NCC, to waive or extend the time for the compliance or fulfillment by NCC of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of PBI under this Agreement, except any condition that, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of PBI. No representation or warranty in this Agreement shall be affected or deemed waived by reason of the fact that PBI or its representatives knew or should have known that any such representation or warranty was, is, might be or might have been inaccurate in any respect.

11.5     Assignment. Except as expressly provided for herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

11.6     Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage prepaid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

If to PBI, to:	Private Bancshares, Inc. Three Piedmont Center 3565 Piedmont Road Atlanta, Georgia 30305 Telecopy Number: (404) 264-7970 Attention: Charles B. Crawford, Jr.

with a copy to:	Bryan Cave LLP 1201 West Peachtree Street NW 14th Floor Atlanta, Georgia 30309 Telecopy Number: (404) 420-0669 Attention: Jonathan S. Hightower

If to NCC, to:	National Commerce Corporation 813 Shades Creek Parkway, Suite 100 Birmingham, Alabama 35209 Telecopy Number: (205) 313-8101 Attention: William E. Matthews, V

with a copy to:	Maynard, Cooper & Gale, P.C. 1901 Sixth Avenue North 2400 Regions/Harbert Plaza Birmingham, Alabama 35203 Telecopy Number: (205) 254-1999 Attention: John P. Dulin, Jr., Esq.

11.7     Brokers and Finders. Except as provided in Section 5.24, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions or finders’ fees in connection with this Agreement or the transactions provided for herein. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by PBI or NCC, each of PBI and NCC, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability with respect to any such claim.

11.8     Governing Law; Jury Waiver. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to any applicable conflicts of Laws, except to the extent that federal Law shall be applicable. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. EACH PARTY (I) UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (II) MAKES THIS WAIVER VOLUNTARILY, AND (III) HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.8.

11.9     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same document with the same force and effect as though all parties had executed the same document. The exchange of copies of this Agreement and of signature pages by fax, email or similar electronic means shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Transmission of executed counterparts by fax, email or similar electronic means shall have the same effect as physical delivery of manually signed originals.

11.10     Captions. The captions as to contents of particular articles, sections or paragraphs contained in this Agreement are for reference purposes only and are not part of this Agreement.

11.11     Enforcement of Agreement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In any dispute or action between the Parties arising out of this Agreement, including any Litigation, arbitration, and appellate proceedings (and efforts to enforce the judgment, award or other disposition of any of the same), the prevailing party shall be entitled to have and recover from the other Party all reasonable fees, costs and expenses incurred in connection with such dispute or action (including reasonable attorneys’ fees).

11.12     Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

11.13     Construction of Terms. Where the context so requires or permits, the use of singular form includes the plural, and the use of the plural form includes the singular, and the use of any gender includes any and all genders. Accounting terms used and not otherwise defined in this Agreement have the meanings determined by, and all calculations with respect to accounting or financial matters unless otherwise provided for herein, shall be computed in accordance with generally accepted accounting principles, consistently applied. References herein to articles, sections, paragraphs, subparagraphs or the like shall refer to the corresponding articles, sections, paragraphs, subparagraphs or the like of this Agreement. The words “hereof,” “herein,” and terms of similar import shall refer to this entire Agreement. Unless the context clearly requires otherwise, the use of the terms “including,” “included,” “such as,” or terms of similar meaning, shall not be construed to imply the exclusion of any other particular elements.

11.14     Schedules. The disclosures in the Schedules to this Agreement must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement. In the event of any inconsistency between the covenants or statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth as such in the Schedules with respect to a specifically identified representation or warranty), the covenants and statements in the body of this Agreement will control.

11.15     Exhibits and Schedules. Each of the Exhibits and Schedules attached hereto is an integral part of this Agreement and shall be applicable as if set forth in full at the point in the Agreement where reference to it is made.

11.16     No Third Party Beneficiaries. Except (a) for Section 8.14, which is intended to benefit each Indemnified Party and his or her heirs and representatives, (b) the right of the PBI Designee to the benefits set forth in Section 2.2, and (c) if the Effective Time occurs, the right of the holders of PBI Common Stock and PBI Options to receive the Merger consideration payable pursuant to this Agreement, nothing in this Agreement expressed or implied is intended to confer upon any Person, other than the Parties or their respective successors, any right, remedies, obligations or Liabilities under or by reason of this Agreement, except as expressly contemplated by this Agreement.

11.17     Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement, at any time prior to or following the Effective Time, NCC shall be entitled to revise the structure of the Bank Merger in order to substitute a different NCC Subsidiary (or no NCC Subsidiary) in the place of NBC, whereby Private Bank or such other NCC Subsidiary would be the surviving bank upon consummation of the Bank Merger, or whereby the Bank Merger would be abandoned, provided in any case that each of the transactions comprising such revised structure shall (i) fully qualify as, or fully be treated as part of, one or more tax-free reorganizations within the meaning of Section 368(a) of the IRC, (ii) be capable of consummation in as timely a manner as the Bank Merger provided for herein, and (iii) not otherwise be prejudicial to the interests of PBI’s stockholders. This Agreement, the Bank Merger Agreement and any related documents shall be appropriately amended in order to reflect any such revised structure.

[Signature page follows.]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf and its seal to be hereunto affixed and attested by its respective authorized officers as of the day and year first above written.

NATIONAL COMMERCE CORPORATION
Attest:

By:	/s/ Cindy Payton	By:	/s/ John H. Holcomb, III
	Cindy Payton	Its:	Chairman and Chief Executive Officer
Secretary

PRIVATE BANCSHARES, INC.
Attest:

By:	/s/ Terence B. Freeman	By:	/s/ Charles B. Crawford, Jr.
	COO/CFO	Its:	Chairman, President and CEO

Signature Page to Agreement and Plan of Merger

List of Exhibits

Exhibit A	Bank Merger Agreement

Exhibit B	Form of Non-Competition Agreement

Exhibit C	Form of Claims Letter

List of Schedules

Schedule 5.2(b):	No Conflict (PBI)

Schedule 5.2(c):	Notices; Consents (PBI)

Schedule 5.3(c):	Capitalization (PBI)

Schedule 5.3(e)	Indebtedness (PBI)

Schedule 5.4(b):	Subsidiaries’ Outstanding Capital Stock (PBI)

Schedule 5.5:	Financial Statements and Call Reports (PBI)

Schedule 5.6:	Undisclosed Liabilities (PBI)

Schedule 5.7:	Changes or Events (PBI)

Schedule 5.8(f):	Disallowed Deductions under IRC Sections 280G or
162(m) (PBI)

Schedule 5.9(a)(i):	Loans over 90 Days (PBI)

Schedule 5.9(a)(ii):	Insider Loans (PBI)

Schedule 5.9(a)(iv):	Classified Loans (PBI)

Schedule 5.9(b):	Loan Repurchase Obligations (PBI)

Schedule 5.10:	Liens (PBI)

Schedule 5.10(a):	Real Property (PBI)

Schedule 5.10(b):	Leasehold Property (PBI)

Schedule 5.10(c):	Insurance Policies (PBI)

Schedule 5.12:	Compliance With Laws (PBI)

Schedule 5.13(b):	Officers and Directors (PBI)

Schedule 5.14(a):	Employee Benefit Plans (PBI)

Schedule 5.14(c):	Payments Due Directors and Employees (PBI)

Schedule 5.15:	Material Contracts (PBI)

Schedule 5.16:	Legal Proceedings (PBI)

Schedule 5.20:	Offices (PBI)

Schedule 5.22:	Intellectual Property (PBI)

Schedule 5.24:	Broker’s Fees (PBI)

Schedule 5.29:	Management Contracts (PBI)

Schedule 5.32:	Brokered Deposits (PBI)

Schedule 6.5:	Undisclosed Liabilities (NCC)

Schedule 6.9:	Legal Proceedings (NCC)

Schedule 7.2(g):	Changes in Compensation (PBI)

Schedule 7.2(h):	Employment Agreements and Amendments (PBI)

Schedule 7.2(n):	Unfunded Loan Commitments (PBI)

Schedule 7.2(p):	Contracts with Insiders (PBI)

Schedule 8.12:	Deadlines for Extensions (PBI)

Schedule 8.19(a):	Employment Agreement Termination Letters

Schedule 8.19(b):	Five-Year Employment and Non-Competition Agreements

Schedule 8.19(c):	Four-Year Employment and Non-Competition Agreements

Schedule 9.2(h):	Identified Employees